EXHIBIT 10(t)
STATE OF MICHIGAN
BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

In the matter of the application of Midland	)
Cogeneration Venture Limited Partnership	)
for the Commission to eliminate the	)	Case No. U-15320
“availability caps” which limit Consumers	)
Energy Company’s recovery of capacity	)
payments with respect to its power purchase	)
agreement with Midland Cogeneration	)
Venture Limited Partnership	)
)

SETTLEMENT AGREEMENT
          Pursuant to MCL 24.278 and Rule 333 of the Rules of Practice and Procedure before the Michigan Public Service Commission (“MPSC” or “Commission”), the undersigned parties agree as follows:
          WHEREAS, on May 30, 2007 Midland Cogeneration Venture Limited Partnership (“MCV”) filed an application requesting the Commission to eliminate the “availability caps” which limit Consumers Energy Company’s (“Consumers Energy”) recovery of capacity payments made to MCV pursuant to a Power Purchase Agreement dated July 17, 1986, as amended (“PPA As Amended”), between Consumers Energy and MCV, for capacity and energy supplied from the MCV generating facility located in Midland, Michigan (“MC-Facility”).
          WHEREAS, public notice of this proceeding was provided throughout Consumers Energy’s electric service territory.
          WHEREAS, pursuant to Notice of Hearing, the Commission commenced proceedings in this Case No. U-15320. The parties to the case are the Commission Staff, MCV,

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Consumers Energy, Attorney General Michael A. Cox (“Attorney General”), the Association of Businesses Advocating Tariff Equity (“ABATE”), Michigan Environmental Council and Public Interest Research Group in Michigan (“MEC/PIRGIM”), Dow Corning Corporation, and New Covert Generating Company. No other person or party sought leave to intervene.
          The parties have engaged in discussions, and, subject to Commission approval, have agreed upon a full settlement as set forth herein. The undersigned parties agree as follows:
          1. The terms of the PPA As Amended will be amended and restated as stated in Attachment A to this Settlement Agreement (Attachment A is hereinafter referred to as the “Amended and Restated PPA”). In summary, the payment terms of the Amended and Restated PPA provide for:
          (i) A capacity price of $10.14 per megawatthour (MWh) (1.014 cents per kilowatthour (KWh)) for all Commercial Energy up to and including 1240 megawatts (MW), determined on an hourly basis,
          (ii) A fixed energy price calculated in the manner described in the Amended and Restated PPA, for all Commercial Energy up to and including 1240 MW, determined on an hourly basis,
          (iii) A variable energy price for all delivered Commercial Energy that will reflect MCV’s cost of production, calculated as stated in the Amended and Restated PPA.
          Other terms in the Amended and Restated PPA include the following:
          (iv) The Amended and Restated PPA will become effective when both of the following events have occurred: (a) issuance of a Commission order approving this Settlement Agreement without modification, and (b) the commercial operation date of at least four supplemental boilers to be installed by MCV,

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          (v) A procedure to measure the availability of the MC-Facility,
          (vi) Revised fuel assurance provisions,
          (vii) The primary term of the Amended and Restated PPA continues through March 15, 2025, with Consumers Energy having the option, at the conclusion of the primary term, to purchase the MC-Facility at fair market value as determined by a mutually acceptable appraisal of the facility, or to extend the term of the Amended and Restated PPA at a reduced capacity price.
          2. The capacity available pursuant to the Amended and Restated PPA will initially be offered into the Midwest Independent Transmission System Operator (“MISO”) energy market by Consumers Energy based upon the variable energy charge (cost of production) described in paragraph 1, and dispatched by MISO based upon the variable energy charge (cost of production) or to meet reliability requirements. Pursuant to the Amended and Restated PPA, MCV will have the option, subject to Commission approval of the necessary amendment, to assume the responsibility of offering this capacity into the MISO energy market.
          3. All MPSC jurisdictional costs incurred by Consumers Energy as a result of implementing this Settlement Agreement, including all MPSC jurisdictional capacity and energy payments made by Consumers Energy under the Amended and Restated PPA, shall be fully recoverable by Consumers Energy. The parties anticipate that such recovery will be accomplished through the power supply cost recovery (PSCR) process governed by 1982 PA 304, as amended. When approved by the Commission without modification, this Settlement Agreement provides assurance of such cost recovery to Consumers Energy during the term of the Amended and Restated PPA, including approvals pursuant to 1909 PA 300, as amended; 1909 PA 106, as amended, 1939 PA 3, as amended; 1982 PA 304, as amended, and 1987 PA 81, as

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amended. Approval pursuant to 1987 PA 81 shall not be effective until recertification of the MC-Facility as a Qualifying Facility by the Federal Energy Regulatory Commission. Notwithstanding the preceding, discretionary decisions made during the course of the administration of the Settlement Agreement or the Amended and Restated PPA are, to the extent such decisions affect power supply costs, subject to review and Commission approval for reasonableness and prudence in PSCR proceedings. The parties agree that this Settlement Agreement does not address or resolve the treatment in PSCR reconciliation proceedings of costs incurred prior to the effective date of the Amended and Restated PPA.
          4. The Amended and Restated PPA represents and establishes negotiated prices under 18 CFR §292.301 (b) and under the Public Utility Regulatory Policies Act, 16 USC §791a, et seq. MCV agrees that, by negotiating these price terms, it waives all claims to compensation at avoided cost rates.
          5. MCV agrees to contribute $5 million annually to the Renewable Resources Program Fund, with such payment to be collected as set forth in the Amended and Restated PPA. The Renewable Resources Program Fund is part of the Renewable Resources Program approved by the Commission in Cases No. U-13843, U-12915, U-14031 and U-15433 and is described in Consumers Energy’s electric tariffs in Rule C10. If the Renewable Resources Program is terminated or modified in a manner that eliminates the need for the Renewable Resources Program Fund, MCV shall contribute the $5 million to support the development of renewable resources in a manner permitted by law. In such event, all parties shall have the opportunity to propose how the $5 million should be utilized.
          6. MCV agrees to (i) install at least four supplemental boilers for the purpose of supplying steam to The Dow Chemical Company, the generation of electric energy and to allow

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greater flexibility in the dispatch of the MC-Facility including the 1240 MW of Contract Capacity to Consumers Energy, and (ii) to take the actions necessary to allow the MC-Facility to achieve the “ramping” standards set forth in the operating practices applicable to the Amended and Restated PPA. MCV will provide notice to the Commission and all parties when the Michigan Department of Environmental Quality issues permit(s) for the installation of the supplemental boilers, and of the commercial operation date of such boilers.
          7. If this Settlement Agreement is approved by the Commission without modification, MCV agrees (i) not to contest Consumers Energy’s exercise of the “regulatory-out” provision set forth in Section 10(c) of the PPA As Amended with respect to all periods prior to the effective date of the Amended and Restated PPA where Consumers Energy has exercised such provision, and (ii) to relinquish all rights which MCV may have under the PPA As Amended to terminate the PPA As Amended or to reduce the amount of capacity committed to Consumers Energy as a result of Consumers Energy’s exercise of the “regulatory-out” provision set forth in Section 10(c) of the PPA As Amended.
          8. If this Settlement Agreement is approved by the Commission without modification, the parties agree that the Resource Conservation Plan (RCP) approved by the Commission in Case No. U-14031 should be terminated, effective with the date that the Amended and Restated PPA becomes effective. The parties agree that MCV and Consumers Energy should take all actions necessary to terminate the RCP, including the termination of the Resource Conservation Agreement and the Reduced Dispatch Agreement between MCV and Consumers Energy.
          9. This settlement is entered into for the sole and express purpose of reaching a compromise among the parties. All offers of settlement and discussions relating to this

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settlement are, and shall be considered, privileged under MRE 408. If the Commission approves this Settlement Agreement without modification, neither the parties to this Settlement Agreement nor the Commission shall make any reference to, or use, this Settlement Agreement or the order approving it, as a reason, authority, rationale, or example for taking any action or position or making any subsequent decision in any other case or proceeding; provided, however, such references may be made to enforce or implement the provisions of this Settlement Agreement and the order approving it.
          10. This Settlement Agreement is intended for the final disposition of Case No. U-15320, including applications for leave to appeal now pending before the Commission. So long as the Commission approves this Settlement Agreement without modification, the parties agree not to appeal, challenge, or otherwise contest the Commission Order Approving Settlement Agreement, this Settlement Agreement, or the Amended and Restated PPA and agree to be bound by them during the term of the Amended and Restated PPA. Except as otherwise set forth herein, the parties agree and understand that this Settlement Agreement does not limit any party’s right to take new and/or different positions on similar issues in other administrative proceedings, or appeals related thereto.
          11. This Settlement Agreement is not severable. Each provision of the Settlement Agreement is dependent upon all other provisions of this Settlement Agreement. Failure to comply with any provision of this Settlement Agreement constitutes failure to comply with the entire Settlement Agreement.
          12. If the Commission rejects this Settlement Agreement or any provision of the Settlement Agreement, this Settlement Agreement shall be deemed to be withdrawn, shall not

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constitute any part of the record in this proceeding or be used for any other purpose, and shall be without prejudice to the pre-negotiation positions of the parties.
          13. The Staff agrees that approval of this Settlement Agreement by the Commission would be reasonable and in the public interest.
          14. The parties agree to waive Section 81 of the Administrative Procedures Act of 1969 (MCL 24.281), as it applies in this proceeding, if the Commission approves this Settlement Agreement without modification.
          15. For the convenience of the Commission, the parties have attached, as Attachment B, a proposed form of order. The parties respectfully request the Commission to issue an order in substantially the form of Attachment B.
          16. Capitalized terms appearing in this Settlement Agreement that are not otherwise defined herein have the meanings ascribed to them in the Amended and Restated PPA.
          17. Attachment C to this Settlement Agreement is a copy of the Affidavit of James M. Rajewski, Chief Financial Officer, Vice President and Controller of MCV, and of a letter signed by Howard E. Lubow, President of Overland Consulting.

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          WHEREFORE, the undersigned parties respectfully request the Commission to approve this Settlement Agreement and the Amended and Restated PPA and make them effective in accordance with their terms by final order.

MICHIGAN PUBLIC SERVICE COMMISSION STAFF

By:	/s/ Vincent J. Leone

Vincent J. Leone (P24093)
Assistant Attorney General
Public Service Division 6545 Mercantile Way, Suite 15
Lansing, MI 48911

MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP

By:	/s/ Gary B. Pasek

Gary B. Pasek (P54099)
Vice President, General Counsel and Secretary
Midland Cogeneration Venture Limited Partnership
100 Progress Place
Midland, Michigan 48640

CONSUMERS ENERGY COMPANY

By:	/s/ Jon R. Robinson

Jon R. Robinson (P27953) Raymond E. McQuillan (P24100)
Attorneys for Consumers Energy
One Energy Plaza
Jackson, MI 49201

ATTORNEY GENERAL
MICHAEL A. COX

By:	/s/ Donald E. Erickson

Donald E. Erickson (P13212)
Assistant Attorney General
Tobacco & Special Litigation Division P.O. Box 30212
Lansing, MI 48909

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ASSOCIATION OF BUSINESSES ADVOCATING TARIFF EQUITY

By:	/s/ Thomas E. Maier

Thomas E. Maier (P34526)
Robert A.W. Strong (P27724)
Clark Hill PLC
Attorneys for Association of Businesses Advocating
Tariff Equity
255 S. Old Woodward Ave.
Third Floor
Birmingham, MI 48009-6179

DOW CORNING CORPORATION

By:	/s/ David E. S. Marvin

David E. S. Marvin (P26564)
Fraser Trebilcock Davis & Dunlap PC
Attorney for Dow Corning Corporation
124 West Allegan St., Suite 100
Lansing, Michigan 48933

MICHIGAN ENVIRONMENTAL COUNCIL/PUBLIC INTEREST RESEARCH GROUP IN MICHIGAN

By:	/s/ Don L. Keskey

Don L. Keskey (P23003)
Clark Hill PLC
Attorney for Michigan Environmental Council and Public Interest
Research Group in Michigan
212 East Grand River Ave.
Lansing, Michigan 48906

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NEW COVERT GENERATING COMPANY, LLC

By:	See attached Statement of Non-Objection

Jon D. Kreutcher (P46133)
Howard & Howard Attorneys PC
Attorney for New Covert Generating Company, LLC
39400 Woodward Avenue. Suite 101
Bloomfield Hills, Michigan 48304-5151

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STATE OF MICHIGAN
BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION
*****

In the matter of the application of Midland	)
Cogeneration Venture Limited Partnership	)
for the Commission to eliminate the	)
“availability caps” which limit Consumers	)	Case No. U-15320
Energy Company’s recovery of capacity	)
payments with respect to its power purchase	)
agreement with Midland Cogeneration Venture	)
Limited Partnership	)
)

STATEMENT OF NON-OBJECTION
     NOW COMES New Covert Generating Company LLC (“New Covert”), by and through its attorneys Howard and Howard Attorneys P.C., and states as follows:
1.	On Friday, June 6, 2008, Consumers Energy Company distributed a Settlement Agreement (together with Exhibits A, B, and C thereto), an Amended and Restated Power Purchase Agreement (together with Exhibits A, B, C, D and E thereto), a Supplemental Affidavit, a Letter from Overland Consulting, and a draft Commission Order (collectively, the Settlement Documents”) to the parties to this proceeding. The Settlement Documents were submitted pursuant to MCL 24.278(2) and MPSC Rule 333.

2.	Pursuant to MPSC Rule 333(3), a party to a proceeding in which a settlement is proposed shall be permitted fourteen (14) days to consider the settlement. Nevertheless, extensive settlement discussions have previously occurred, and a request has been made that all parties identify their position with respect to the Settlement Documents not later than by 10 a.m., Monday, June 9, 2008.

3.	Petitioner Midland Cogeneration Limited Partnership and Consumers Energy Company have also requested that any party which files a statement of non-

objection to the Settlement Documents include a commitment that the non-objecting party will not appeal or seek a rehearing of an order by the Commission which approves the Settlement Documents without modification.
4.	As requested by the aforesaid parties, and while not required by MPSC Rule 333, New Covert does nevertheless hereby:
A.	Waive the requirement of MPSC Rule 333(3) that fourteen (14) days be permitted for the consideration of any settlement;

B.	Declare that it does not object to the Commission’s approval of the Settlement Documents, if approved without modification;

C.	Waive the right to a reasonable opportunity to present evidence and arguments in opposition to the Settlement Documents, as would otherwise be permitted pursuant to MPSC Rule 333(5)(a); and

D.	Waive the right to seek a rehearing or appeal of a Commission order which approves the Settlement Documents as presented.

DATED: June 6, 2008	Respectfully submitted,

NEW COVERT GENERATING COMPANY LLC

	By:	/s/ Jon D. Kreucher

Howard & Howard Attorneys, P.C. Rodger A. Kershner (P26049) Jon D. Kreucher (P46133) 39400 Woodward Ave., STE 101 Bloomfield Hills, MI 48304 (248) 645-1483

ATTACHMENT A

AMENDED AND RESTATED
POWER PURCHASE AGREEMENT
BETWEEN CONSUMERS ENERGY COMPANY
AND
MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP

AMENDED AND RESTATED
POWER PURCHASE AGREEMENT
BETWEEN
CONSUMERS ENERGY COMPANY
AND
MIDLAND COGENERATION VENTURE LIMITED PARTNERHSIP

AMENDED AND RESTATED
POWER PURCHASE AGREEMENT
BETWEEN
CONSUMERS ENERGY COMPANY
AND
MIDLAND COGENERATION VENTURE LIMITED PARTNERHSIP
TABLE OF CONTENTS
(Continued)

AMENDED AND RESTATED
POWER PURCHASE AGREEMENT
BETWEEN
CONSUMERS ENERGY COMPANY
AND
MIDLAND COGENERATION VENTURE LIMITED PARTNERHSIP
TABLE OF CONTENTS
(Continued)

AMENDED AND RESTATED
POWER PURCHASE AGREEMENT
BETWEEN CONSUMERS ENERGY COMPANY
AND
MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
          AMENDED AND RESTATED POWER PURCHASE AGREEMENT, herein termed “Agreement,” dated as of June 9, 2008, between CONSUMERS ENERGY COMPANY, a Michigan corporation, One Energy Plaza, Jackson, Michigan, 49201 herein termed “Consumers,” and, Midland Cogeneration Venture Limited Partnership, herein termed “Seller.” Consumers and Seller are herein sometimes referred to individually as “Party” and collectively as “Parties,” where appropriate.
W I T N E S S E T H:
          WHEREAS, Consumers owns electric facilities and is engaged in the generation, purchase, distribution and sale of electric energy in the State of Michigan, and
          WHEREAS, Seller operates a gas fired cogeneration plant, known as the MC-Facility, with generator design capacity nameplate ratings of approximately 1560 MW, which also supplies steam and electric energy to The Dow Chemical Company (herein termed “DOW”), and
          WHEREAS, Seller desires to deliver and sell and Consumers desires to receive and purchase hereunder Commercial Energy from the MC-Facility, and
          WHEREAS, Consumers desires to schedule its purchases of Commercial Energy from the MC-Facility, and
          WHEREAS, the Parties entered into a Power Purchase Agreement dated July 17, 1986, which has been amended from time to time (hereinafter referred to as the Original Power Purchase Agreement), and
          WHEREAS, Seller will obtain recertification by the Federal Energy Regulatory Commission (“FERC”) for the MC-Facility as a qualifying cogeneration facility configured with the Boilers and obtain financing for such qualifying cogeneration facility, and

          WHEREAS, Seller has on file with the FERC a Market-Based Rate Tariff filed March 15, 2006, which commenced April 5, 2006 in Docket Number ER06-733-000 (“Tariff”) and this Agreement is entered into pursuant to such Tariff and represents negotiated prices under 18 CFR §292.301(b), and
          WHEREAS, subject to the terms and conditions herein the Parties desire to supersede and replace the Original Power Purchase Agreement with this Amended and Restated Power Purchase Agreement.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the Parties hereto agree as follows:
     1. Definitions
          Terms used in this Agreement shall have the following meanings:
     1(a) “Available Capacity” - That total electric generating capacity that the MC-Facility is capable of providing after deducting that electric generating capacity (a) required for the supply of electric energy (i) for the operation and maintenance of the MC-Facility, (ii) to DOW and (iii) to Permissible Purchasers, if any, and (b) associated with scheduled outages, scheduled unforeseen outages, forced outages and derates of equipment. In accordance with practices and procedures to be agreed upon by the Parties, such total electric generating capacity shall include the electric generating capacity of equipment (a) which is connected to the Transmission Owner’s system and capable of being loaded by Seller and (b) which is not connected to the Transmission Owner’s system but is capable of being started, connected and loaded by Seller.
     1(b) “Boilers” - Up to six boilers Seller plans to install to generate steam and electric energy, each having a capability of producing 250,000 pounds of steam per hour, as such boilers may be modified or replaced from time to time.
     1(c) “Commercial Energy” - The maximum amount of electric energy determined hourly which could be generated by the lower of Contract Capacity and Available Capacity, whether delivered or not. The determination of such amount of electric energy shall, whether delivered or not, reflect an adjustment to account for electric losses in the transmission lines between the Point of Delivery and the 345kV bus at the Tittabawassee Substation.

     1(d) “Commercial Operation Date” – The date upon which at least four Boilers are commercially operable to generate steam and electric energy.
     1(e) “Commercial Pricing Node” – Has the meaning ascribed to such term by MISO.
     1(f) “Consulting Engineer” - The consulting engineering firm retained by Seller pursuant to Section 12.
     1(g) “Contract Capacity” - 1240 megawatts of electric capacity.
     1(h) “Contract Capacity Factor” - The Contract Capacity Factor shall be calculated by dividing the total megawatthours of Commercial Energy for which Consumers has paid capacity payments in any calendar year, by (a) the product of the Contract Capacity and the number of hours in such calendar year minus (b) the total megawatt hours of Commercial Energy available to be scheduled during the cumulative duration, exceeding 24 hours, of all Emergencies in such calendar year. For purposes of this definition, only Emergencies which exceed one minute and prevent Consumers from receiving Commercial Energy shall be considered.
     1(i) “Cost of Production” or “COP” – Has the meaning specified in Exhibit B, which is attached hereto and made a part hereof.
     1(j) “Designated Network Resource” - Has the meaning ascribed to such term by MISO.
     1(k) “DOW Site” - The site of the DOW complex located in Midland County, Bay County and Saginaw County, Michigan.
     1(l) “Emergency or Emergencies” – A condition or conditions on the Transmission Owner’s system which in the Transmission Owner’s or Transmission Provider’s reasonable judgment either has or is likely to result in significant imminent disruption of service to customers, or imminent endangerment of life or property.
     1(m) “Fuel Supply Capacity” - The Fuel Supply Capacity is the amount of firm fuel delivery and/or fuel storage service required to be obtained by Seller for the months of June, July and August of each year to deliver Contract Capacity pursuant to Section 6.
     1(n) “Fuel Supply Energy” - For the first two (2) calendar years following the Effective Date of this Agreement, the Fuel Supply Energy is 2.0 million megawatt hours per year. Beginning with the third (3rd) calendar year after the Effective Date of this Agreement and each calendar year thereafter, the Fuel Supply Energy shall equal eighty percent (80%) of the average annual megawatthours of Commercial Energy delivered during the two (2) previous calendar years.
     1(o) “Legal Holidays” - New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.
     1(p) “Locational Marginal Price” or “LMP” - Has the meaning ascribed to such term by MISO.
     1(q) “MC-Facility” - The Midland Cogeneration Facility located in Midland County, Michigan. The MC-Facility is deemed to consist of existing and future equipment, including, but not limited to: generating equipment, including auxiliary and back-up, capable of generating a minimum of approximately 1560 MW of electric energy and an annual average of 629,000 lbs/hour of 188 psig process steam; transformers; electric and steam delivery facilities; pipelines and fuel handling equipment; administrative structures; the Boilers; and such other necessary or related facilities, equipment and structures associated with the generation of electricity and steam.
     1(r) “MISQ” – The Midwest Independent Transmission System Operator, Inc., including any successor thereto and subdivisions thereof.
     1(s) “Off-Peak Hours” - All hours other than On-Peak Hours.
     1(t) “On-Peak Hours” - All hours between 7:00 AM and 11:00 PM eastern standard time, Monday through Friday except Legal Holidays.
     1(u) “Permissible Purchasers” - Other entities to which Seller may sell up to a cumulative total of 22 MW of electric energy; provided that, any entity receiving electric energy directly from Seller that is not a partner in the Midland Cogeneration Venture Limited Partnership or an owner of the MC-Facility shall have its facilities requiring such electric energy on the DOW Site or on a site contiguous to the DOW Site or the site of the MC-Facility.
     1(v) “Point of Delivery” - The billing meters used for financial settlement with MISO.
     1(w) “RCP” - The Resource Conservation Plan approved by the Michigan Public Service Commission (“MPSC”) in MPSC Case No.
U-14031.

     1(x) “Transmission Owner” – The entity or entities that owns the electricity transmission facilities used to transmit electric energy to Consumers at and from the Point of Delivery.
     1(y) “Transmission Provider” – The entity or entities transmitting or transporting the electric energy to be purchased by Consumers hereunder on behalf of Consumers at and from the Point of Delivery.
     2. Effective Date and Term
          2(a) This Agreement shall be effective (the “Effective Date”) commencing at 12:01 AM on the second day following the later of the date both of the following have occurred: (a) the MPSC has issued an order approving the Settlement Agreement (“Settlement Agreement”) in Case No. U-15320 on terms acceptable to the parties to the Settlement Agreement, and (b) the Commercial Operation Date.
          2(b) Unless terminated as provided in this Agreement, this Agreement shall continue in effect through March 15, 2025. Thereafter, and subject to Section 19, this Agreement shall continue in effect unless and until terminated by mutual agreement or by either Party giving the other Party at least one year’s written notice of termination to be effective on March 15, 2025, or at the end of any calendar year thereafter.
          As of the Effective Date, the Original Power Purchase Agreement shall be replaced and superseded with this Agreement. If the Effective Date does not occur for any reason, then the Original Power Purchase Agreement shall remain in effect in accordance with its terms; provided, however, that Seller shall have 120 days from the date the MPSC rejects the Settlement Agreement, to give written notice pursuant to Section 10(d)(ii) of the Original Power Purchase Agreement or, if the MPSC approves the Settlement Agreement with modifications unacceptable to either Party, then Seller shall have 120 days from the date either Party notifies the other Party that such modifications are unacceptable, to give written notice pursuant to Section 10(d)(ii) of the Original Power Purchase Agreement.
     3. Capacity and Energy Sold by Seller to Consumers
                     Subject to the terms and conditions hereof, Seller shall sell to Consumers, and Consumers shall purchase from Seller, Commercial Energy. The supply of electric energy by Seller to the MC-Facility, DOW and to Permissible Purchasers, if any, shall have priority over the supply of Commercial Energy to Consumers and the supply of Commercial Energy to Consumers shall have priority over the supply of all other electric energy sales by Seller to third parties. Compensation for such Commercial Energy is to be in accordance with Section 9. This Agreement does not obligate Seller to sell, or Consumers to purchase, any capacity or energy other than Commercial Energy, and Seller shall have the right, other than with respect to Commercial Energy, to sell any and all capacity and energy that might be available from the MC-Facility to any third party or into any market.
               In the event that Consumers’ performance with respect to meeting electric capacity reserve requirements (“Reserve Requirements”) is evaluated using Generating Availability Data System (“GADS”) (or any successor) data, Seller shall submit the required data to the entity (or entities) that establishes Consumers’ Reserve Requirements so that that portion of Consumers’ Reserve Requirements that is based on the electric capacity sold by Seller hereunder to Consumers is based on the GADS data associated with the MC-Facility.
     4. Character of Energy
          All electric energy, which Seller shall sell and deliver to Consumers hereunder shall be alternating current, three phase and 60 Hertz.
     5. Metering
          All electric energy delivered by Seller to Consumers hereunder shall be metered at the billing meter installations that measure electric energy deliveries from the MC-Facility to the Transmission Owner’s and/or Transmission Provider’s system. To determine the amounts of electric energy delivered, the metered values shall be adjusted for transmission line losses between the Point of Delivery and the 345 kV bus at the Tittabawassee Substation.
          If any test of the billing meters by the Transmission Owner or Transmission Provider discloses an inaccuracy of more than 1% fast or 1% slow, a billing adjustment shall be made to correct for the inaccuracy. For purpose of the billing adjustment, unless otherwise known, it shall be assumed that the error has existed for a period equal to one-half of the time elapsed since the meter was installed or one-half of the time since the last meter test, whichever is later. At Consumers’ or Seller’s option and expense, back-up meters may be installed. Such back-up meters shall be used, in accordance with practices and procedures established by the Parties, for billing adjustments of disclosed billing meter inaccuracies. At any metering location, should the billing and back-up meters at any time both fail to register, the Commercial Energy delivered at the corresponding point of delivery shall be determined by Consumers from the best available data, unless Seller objects within 30 days. Such disagreements shall be resolved pursuant to Section 16, save that Seller shall have the burden of disputing Consumers’ determination.
     6. Fuel Security
          6(a) Purpose and Interpretation
          The Parties recognize the need for secure fuel supplies for the MC-Facility if it is to fulfill its crucial role as a source of a substantial block of long-term capacity and energy for Consumers and its customers over the term of this Agreement. To that end the Parties have conceived the concept of continuing assurances of sufficient, secure fuel supplies which are set forth in this Section 6. It is further the Parties’ intent that satisfaction by the Seller of the terms of this Section 6 be judged on the basis of substantial compliance or functionally equivalent compliance with the elements set forth in Subsection 6(b) as such elements have been interpreted and applied by the Parties during the term of the Original Power Purchase Agreement. These elements are set forth with specificity to provide Seller a “safe harbor” if it can substantially comply with those specified elements.
          Prior to Seller executing any fuel supply agreement, Seller may submit such agreement to Consumers for Consumers’ evaluation as to whether such agreement satisfies this Section 6. Consumers shall indicate within 30 days of receipt of such agreement whether or not the agreement is so satisfactory.
          6(b) Seller’s Assurance of Secure Fuel Supplies
          Seller shall be deemed to have provided adequate assurance when it substantially complies with the following elements:
(i)	For portions of the Fuel Supply Capacity and Fuel Supply Energy that are owned by Seller, Seller shall supply evidence to Consumers that it has sufficient proven and potential reserves, including rights or options to extract such reserves, and the technical capability to produce such fuel;

(ii)	For portions of the Fuel Supply Capacity and Fuel Supply Energy that are contracted from suppliers, Seller shall supply evidence to Consumers that it has an agreement with one or more suppliers and that such supplier or suppliers have sufficient dedicated reserves, or the agreement contains adequate covenants of the supplier concerning deliverability or limiting future sales of pooled reserves available for sale under the contract, or otherwise dedicating or giving Seller access to the supplier’s future reserve additions; and

(iii)	Seller shall supply evidence to Consumers that it has an agreement or agreements which provide for firm delivery, or if not firm delivery, sufficient storage service under contracts which warrant delivery, of the expected fuel needs of the MC-Facility, including firm delivery and/or storage service sufficient to demonstrate Fuel Supply Capacity.
           Seller may also provide adequate assurance by providing functional equivalents to any of the above elements, which shall be evaluated according to the same standards that applied during the term of the Original Power Purchase Agreement.
          6(c) Seller’s Continuing Assurances of Secure Fuel Supplies
          Once a year during any calendar year after 2008, Consumers may make a written request to Seller to provide, within 90 days, adequate continuing assurances to Consumers that Seller will be able to meet, as a minimum, the expected fuel needs of the MC-Facility to supply the Fuel Supply Capacity and Fuel Supply Energy for the then current calendar year plus the next calendar year, but not beyond the term of this Agreement. Seller shall be deemed to have provided such adequate continuing assurances when it has established the elements set forth in Subsection 6(b). Consumers’ evaluation of agreements which were previously deemed satisfactory in connection with the provision of adequate continuing assurances (including agreements so deemed satisfactory under the Original Power Purchase Agreement) shall be limited to a review of whether then existing circumstances support a determination that performance under such agreement will continue to be satisfactory. In addition, the Parties agree that Consumers’ evaluations of Seller’s continuing assurances of secure fuel supplies pursuant to this Subsection 6(c) shall be consistent with the course of performance and standards of interpretation that were used in applying the elements in Subsection 6(b) during the term of the Original Power Purchase Agreement.
          If Seller has failed to supply any evidence of assurance by the required date or if, in Consumers’ reasonable opinion, such continuing assurances as have been provided by Seller are inadequate, Consumers shall provide, within 20 days after the required date or the date of submission, whichever is applicable, written notice to Seller. Such notice shall specify in detail the basis for Consumers’ determination that adequate continuing assurances have not been provided and shall indicate the percentage of the expected fuel delivery/storage needs and/or fuel supply needs to supply the Fuel Supply Capacity and/or Fuel Supply Energy for which Consumers deems Seller has not provided adequate continuing assurances. Within 180 days of such written notice by Consumers, Seller must provide plans and initiate activities, including commitments and expenditures, to provide such adequate continuing assurances. Such plans and activities shall include any feasible means of providing such assurances and must include, if necessary: (i) construction and operation of facilities for the use of alternate fuels and (ii) execution of contracts for delivery, storage or supplies of alternate fuels so as to establish the same elements set forth in Subsection 6(b).
          6(d) Escrow of Capacity Payments
          If Seller is unable to provide Consumers with adequate continuing assurances for some percentage of the expected fuel delivery/storage needs and/or fuel supply needs to supply the Fuel Supply Capacity and/or Fuel Supply Energy as required in Subsection 6(c), then, beginning with the first calendar month which commences at least 190 days after Consumers’ written notice, required by Subsection 6(c), and continuing each month thereafter until Seller provides such adequate continuing assurances, Consumers shall withhold, in an interest-bearing escrow account with an independent escrow agent, a portion of the capacity payments which it would otherwise pay each month to Seller. Such portion shall be equal to the product of the percentage of the expected fuel delivery/storage needs and/or fuel supply needs to supply the Fuel Supply Capacity and/or Fuel Supply Energy for which Consumers deems Seller has not provided adequate continuing assurance and a factor based upon the number of consecutive months that capacity payments have been withheld pursuant to the following table:

Consecutive
Months That Capacity
Payments Are
Withheld	Factors
1 – 12.05
13 – 24.15
25 – 36.40
37 and thereafter	.70

          Further, at any time following the 48th consecutive month for which capacity payments have been withheld, Consumers shall have the right, effective upon written notice to Seller, to terminate this Agreement. In the event of such termination, Seller shall pay to Consumers an amount determined in accordance with Exhibit A, which is attached hereto and made a part hereof. Funds in the escrow account at the time of termination shall first be used toward satisfying such amount.
          6(e) Restoration and Refund of Capacity Payments
          The percentage of the expected fuel delivery/storage needs and/or fuel supply needs to supply the Fuel Supply Capacity and/or Fuel Supply Energy for which Consumers deemed Seller had not provided adequate continuing assurances which is used in the computation of escrow payments set forth in Subsection 6(d) shall be decreased whenever Seller provides Consumers with adequate continuing assurances justifying such a decrease. Such decrease shall be effective commencing with the calendar month during which such assurances are provided. The corresponding capacity payments withheld by Consumers pursuant to Subsection 6(d) shall be refunded to Seller within ten days of provision of such assurances. All interest earned in the escrow account shall be divided equally between Consumers and Seller and paid at the time of such refund.
     7. Operation of MC-Facility
          7(a) Scheduling of Deliveries
     It is the intent of the Parties, consistent with the safe and prudent operation of the MC-Facility, that Consumers shall schedule Seller’s deliveries of electric energy to Consumers. Seller will provide personnel and necessary equipment at the MC-Facility to permit such scheduling and to provide operating information relating to the MC Facility. The Parties shall cooperate to maintain Designated Network Resource status of the MC-Facility for Consumers.
     Notwithstanding Section 9(b) with respect to variable energy payments, if for any hour Seller delivers more than the bandwidth limit above (the amount that is more than the bandwidth limit above being the “Excess Amount”) or below (the amount that is more than the bandwidth limit below being the “Deficiency Amount”) the schedule provided by Consumers to Seller for such hour, then the following shall apply:
               (1) If during the applicable hour the MC-Facility is ramping up to meet the schedule provided by Consumers and such ramping requires the starting of one or more gas turbines, then in such event the bandwidth limit shall equal 40 MW for such hour. The bandwidth limit shall equal 20 MW for all other hours.

               (2) For each megawatt hour of Commercial Energy delivered associated with the Excess Amount, Consumers shall pay Seller the lower of (a) COP (in $/megawatt hours) divided by two and (b) the real-time LMP (in $/megawatt hours) at the Commercial Pricing Node for Consumers’ load.
               (3) For each megawatt hour of Commercial Energy that was not delivered associated with the Deficiency Amount, Seller shall pay Consumers the higher of (a) COP (in $/megawatt hours) divided by two and (b) the difference between the real-time LMP (in $/megawatt hours) at the Commercial Pricing Node for Consumers’ load and COP (in $/megawatt hours).
          7(b) Seller’s Right to Schedule
          Seller shall have the right pursuant to this subparagraph to assume the scheduling obligations of deliveries of electric energy from Consumers, upon prior written notice to Consumers. Upon the effective date of Seller’s exercise of the foregoing right, Subsection 7(a) shall not apply (except that the Parties shall continue to cooperate to maintain Designated Network Resource status of the MC-Facility for Consumers) and Seller shall be responsible for the charges assessed and payments made by MISO with respect to the asset owner of the Commercial Pricing Node associated with electric energy deliveries under this Agreement. The effective date of Seller’s exercise of the foregoing right shall be the first date upon which all the following conditions precedent have been satisfied:
(1)	This Agreement and associated operating practices shall have been amended to incorporate the following:
(i)	Seller’s obligation to schedule electric energy deliveries to Consumers shall use the same scheduling parameters with respect to offers into the MISO Day-Ahead Energy Market (as such term is defined by MISO) that are in effect as of the date immediately preceding Seller’s notice exercising the above right.

(ii)	Seller’s deliveries of Commercial Energy under this Agreement shall be measured and effectuated by Financial Bilateral Transactions (as such term is defined by MISO, “FBT”), settled in the Day-Ahead Energy Market, between the Parties. The hourly energy quantities contained in such FBTs shall equal MISO’s published Day-Ahead Energy Market schedule for the MC-Facility, as modified by Seller to reflect the MC-Facility operating constraints identified in Operating Practice 4.
(iii)	Consumers’ and Seller’s obligation to cooperate to maintain Designated Network Resource status of the MC-Facility for Consumers shall continue.

(iv)	Any other changes to this Agreement, which are required to effectuate the transfer of the scheduling obligations from Consumers to Seller.
(2)	The Commercial Pricing Node associated with this Agreement as of the date immediately preceding Seller’s notice exercising the above right shall have been transferred from Consumers to Seller or a new Commercial Pricing Node shall have been established, as applicable and/or necessary to enable Seller to perform the scheduling obligations hereunder.

(3)	The Commercial Pricing Node specified in (2) above shall have been incorporated into the MISO commercial model.

(4)	The Parties shall have obtained MPSC approval of the above amendment to this Agreement.
          7(c) Communications
          The Parties shall provide for the installation of a communications link between Seller and Consumers, which shall be used by Seller and Consumers to exchange any necessary operating information with respect to the MC-Facility and to implement the scheduling of Seller’s deliveries of electric energy to Consumers.
          7(d) Outages of Generating Equipment
          The Parties recognize that information regarding outages of generating capacity is required by Consumers in order to properly operate its electric system. Seller shall provide to Consumers all information relating to outages of generating capacity at the MC-Facility, which would affect Seller’s ability to deliver Commercial Energy.

          7(d)(i) Scheduled Outages
          A scheduled outage of generating capacity is an outage that is planned several months to one year in advance of the expected occurrence. Seller shall use its best efforts to plan scheduled outages of generation capacity to accommodate the requirements or obligations of Consumers. A proposed schedule of generating capacity outages planned by Seller for a calendar year shall be submitted to Consumers in writing by August 1st of the prior calendar year. Consumers shall respond to such proposed schedule within 30 days of receipt and may request modifications in such proposed schedule. Seller shall use its best efforts to attempt to comply with such requested modifications. If Consumers fails to respond within 30 days, such schedule shall be deemed acceptable. At least one week prior to any scheduled outage, Seller shall orally notify Consumers of the expected start date of such scheduled outage, the amount of generating capacity that will not be available to Consumers during such scheduled outage, and the expected completion date of such scheduled outage. Seller shall orally notify Consumers of any subsequent changes in such generating capacity not available or any subsequent changes in the scheduled outage completion date. As soon as practicable, all such oral notifications shall be confirmed in writing.
          7(d)(ii) Scheduled Unforeseen Outages
          A scheduled unforeseen outage of generating capacity is an outage that is neither a scheduled outage pursuant to Subsection 7(d)(i) nor a forced outage pursuant to Subsection 7(d)(iii), but which is generally planned several days to several months in advance of the expected occurrence to perform unforeseen maintenance or to mitigate an operating problem or capacity deficiency at the MC-Facility. Seller shall use its best efforts to plan such outages of generating capacity to accommodate the requirements or obligations of Consumers. Schedules of such outages shall be submitted to Consumers in writing if time permits, or otherwise orally. Consumers shall promptly respond to such submitted schedules and may request modifications in such schedules. Seller shall use its best efforts to attempt to comply with such requested modifications. Prior to any scheduled unforeseen outage of generating capacity previously available to Consumers at the MC-Facility, Seller shall orally notify Consumers of the expected start date of such outage, the amount of unavailable generating capacity and the expected completion date of such outage. Such notice shall be given at the time the need for such scheduled unforeseen outage is determined by Seller. Seller shall orally notify Consumers of any subsequent changes in such generating capacity not available to Consumers or any subsequent changes in such outage completion date. As soon as practicable, all such oral notifications shall be confirmed in writing.
          7(d)(iii) Forced Outages
          Forced outages are uncontrolled losses of generating capacity previously available for production of electric energy for Consumers at the MC-Facility. Seller shall promptly provide to Consumers an oral report of any forced outage occurrence, the amount of generating capacity unavailable and the expected return date of such generating capacity. Seller shall orally notify Consumers as soon as practicable of any subsequent changes in such generating capacity not available and any subsequent changes in the forced outage return date. As soon as practicable, all such oral notifications shall be confirmed in writing.
          7(e) Emergency Operation
          Consumers shall not be obligated to pay capacity payments or energy payments pursuant to Section 9 for Commercial Energy which the Seller may have available at the MC-Facility during an Emergency occurring on the Transmission Owner’s and/or Transmission Provider’s system which prevents Consumers from receiving such Commercial Energy, except that Consumers shall pay capacity payments pursuant to Subsection 9(a) and energy payments associated with fixed expense pursuant to Subsection 9(b) for Commercial Energy during an Emergency once the cumulative duration of such Emergencies in a calendar year exceeds 144 hours.
          7(f) Operating Characteristics
          Seller has provided Consumers with information as to all of the MC-Facility’s operating characteristics that affect the delivery of electric energy to the Transmission Owner’s system. Any material changes in such information after the Effective Date shall promptly be provided to Consumers. Information as to the MC-Facility’s operating characteristics shall include, but not be limited to:
(i)	The lead time required to increase or decrease generation to any level of electric energy output to the Transmission Owner’s system;

(ii)	Any levels of electric energy output at which it would be impractical for the MC-Facility to operate; and

(iii)	Any reduction in the available electric capacity of the MC-Facility due to changes in ambient temperature.
            7(g) Available Capacity
            Consumers’ knowledge of the Available Capacity is imperative to the economic and reliable operation of its electric system. Seller agrees to declare the Available Capacity of the MC-Facility in accordance with practices and procedures to be established by the Parties. Evaluations of Seller’s performance in achieving the declared Available Capacity shall be made at Consumers’ option. All performance evaluations shall be conducted in accordance with the following criteria:
(i)	No more than 12 test periods in a calendar year will be selected by Consumers. No tests will be conducted or continued which, in the opinion of Seller, could result in significant degradation of the MC-Facility.

(ii)	A test period shall consist of four consecutive hours during which Consumers requests the declared Available Capacity to generate electric energy for delivery to the Transmission Owner’s system. Energy generated and delivered during such performance evaluations is Commercial Energy. Once a test period has been initiated it must last four hours unless Consumers and the MC- Facility general manager mutually agree to a shorter duration.

(iii)	An hourly deficiency is that amount by which the actual hourly electric energy delivered to the Transmission Owner’s system is less than that electric energy which should have been delivered from the declared Available Capacity.

(iv)	All hourly deficiencies recorded during each such test period will be added together and the resulting sum divided by the total number of hours in such test period to determine an average hourly capacity deficiency.

(v)	A performance factor will be calculated by subtracting the average hourly capacity deficiency from the declared Available

Capacity in effect at the time, and dividing such result by the declared Available Capacity and rounding the resulting factor to the nearest one-thousandth (.001).

(vi)	During any such calendar month in which the performance evaluation occurs and an average hourly capacity deficiency occurs which exceeds 1% of the declared Available Capacity, the Capacity Price defined in Subsection 9(a) shall be redetermined by multiplying such rate by the performance factor and rounding the result to the nearest one-tenth of a dollar ($0.1). Such adjusted rate shall be effective only during such month. No adjustment shall be made to Available Capacity as a result of an average hourly capacity deficiency.
          As an alternative to performance evaluations by testing, at Consumers’ option, no more than once per month Seller shall permit full access by Consumers during regular business hours to all pertinent operating records and equipment for the purposes of verifying the declared Available Capacity and applying the provisions of subparagraphs (iii) through (vi) above. The verification of declared Available Capacity pursuant to this paragraph shall be performed in accordance with Operating Practice 5, the current version (as of the execution of this Agreement) of which is attached as Exhibit D hereto and made a part hereof. The Parties reserve the right to agree to mutually acceptable modifications of Exhibit D.
          7(h) Load Frequency Control
          Consumers’ electrical system must be operated to match generating resources with electric system requirements. In order to maintain utility industry standards for the matching of electric generating resources and load requirements, Consumers has installed equipment to regulate load frequency at its own generating plants. Such equipment allows the electrical output of the generating facility to be regulated within established limits. Consumers may choose to require the regulation of load frequency at the MC-Facility, and any necessary equipment and the associated expenses of installation shall be the responsibility of Consumers. If Consumers does so choose, the operating characteristics of the MC-Facility’s electric generators shall be incorporated into the system for regulating load frequency. Seller shall be given an adequate period to evaluate

Consumers plans for such equipment and installation, and to suggest appropriate modifications. To the extent practicable Consumers shall comply with such suggestions. Seller shall provide any necessary personnel to implement load frequency regulation at the MC-Facility. If Seller assumes the scheduling obligations pursuant to Subsection 7(b), this subsection 7(h) shall no longer apply.
          7(i) Records
          Each Party shall keep and maintain all records as may be necessary or useful in carrying out the provisions of this Agreement or which are required to permit an audit by the other Party. All such records created shall be retained for at least three calendar years following the calendar year in which such records were created. Subject to the need to maintain compliance with all applicable law or codes of conduct, each Party shall make such records available to the other Party for inspections and copying, at the copying Party’s expense, upon reasonable notice during regular business hours. Each Party shall have the right, upon 30-days written notice prior to the end of an applicable three-calendar-year period to request copies of such records. The non-requesting Party shall provide such copies, at the requesting Party’s expense, within 30 days of receipt of such notice.
          On or before January 31 of each year, Consumers is obligated to provide to MPSC Staff the daily scheduling parameters with respect to offers into the MISO Day-Ahead Energy Market that were used to schedule electric energy deliveries from the MC-Facility during the prior calendar year. Seller shall provide assistance to Consumers to satisfy the foregoing obligation.
     8. Renewable Energy Support
          Consumers’ payments to Seller shall be offset by the annual amount of $5,000,000 (prorated by the number of calendar days this Agreement is in effect each year), which $5,000,000 shall be used by Consumers to support renewable energy development pursuant to Consumers’ programs that have been approved by the MPSC. This payment shall be divided by the number of days applicable in each calendar year, aggregated by calendar month, and the resulting monthly amounts shall be used to offset monthly amounts owed by Consumers to Seller for capacity and energy payments hereunder. Absent such Commission approved programs for Consumers, MCV shall contribute the above sum as directed by the Commission.

     9. Compensation for Commercial Energy
          9(a) Capacity Payment
          As the monthly capacity payment for capacity associated with Commercial Energy, Consumers shall pay Seller the sum of the hourly products of $10.14 per megawatt hour (the “Capacity Price”) and Commercial Energy.
          If for any calendar year the Contract Capacity Factor is less than 0.6, then the Capacity Price stated in the first paragraph of this Subsection 9(a) shall be adjusted for the next calendar year. A Capacity Price adjustment factor shall be determined by dividing such Contract Capacity Factor by 0.75. The Capacity Price for the following calendar year shall then be determined by multiplying the Capacity Price in the first paragraph of this Subsection 9(a) by such Capacity Price adjustment factor and rounding the result to the nearest one-tenth of a dollar ($0.1).
          9(b) Energy Payment
          As the monthly energy payment for energy associated with Commercial Energy, Consumers shall pay Seller as follows:
          For the energy payment associated with fixed expense, Consumers shall pay Seller the sum of the hourly products of Commercial Energy and the Fixed Energy Price determined in accordance with Exhibit C, which is attached hereto and made a part hereof.
          Subject to Section 7(a) and the following paragraph, for the energy payment associated with variable expense, Consumers shall pay Seller the sum of the hourly products of Commercial Energy generated and delivered and the Cost of Production determined in accordance with Exhibit B.
          Notwithstanding the immediately preceding paragraph, in the event that the Boilers fail to operate, and Seller’s obligation to DOW requires a turbine start-up, and Seller’s deliveries are in excess of the scheduled amount of energy, then during such period of turbine operation Consumers shall pay Seller the sum of the hourly products of the excess Commercial Energy generated and delivered and the lower of (a) the Cost of Production divided by two and (b) the real-time Locational Marginal Price at the Commercial Pricing Node for Consumers’ load. In the event that both this paragraph and Section 7(a) apply, this pricing provision shall apply.

          9(c) Administrative Disallowances by the Michigan Public Service Commission
          If the Michigan Public Service Commission disallows, or states an intention to disallow in the future, recovery of any jurisdictional costs incurred by Consumers as a result of the administration of this Agreement based upon a finding by the Commission that some provision of this Agreement was, or is being, improperly administered in a manner that did or will result in jurisdictional costs incurred by Consumers that should not be recovered from Consumers’ customers, such administrative disallowance shall be the responsibility of Seller. To the extent such an administrative disallowance relates to a payment previously made by Consumers to Seller, Seller shall refund such amount to Consumers within 60 days of the date of the Commission order imposing such administrative disallowance. To the extent such an administrative disallowance relates to payments to be made in the future, Consumers shall have the right to adjust its future payments to Seller to an amount consistent with the administrative disallowance finding of the Commission. By way of example and not limitation, an instance of an administrative disallowance would be a circumstance where Seller and Consumers determine that Available Capacity for a specified period is 98%, but the MPSC makes a finding that Available Capacity is 97%, and disallows cost recovery for the amount of the difference.
          The provisions of Subsection 9(c) shall govern over any conflicting provisions of this Agreement.
          9(d) Obligation to Support and Defend
          Consumers and Seller shall support and defend the MPSC’s order approving the Settlement Agreement in Case No. U-15320 and the terms of this Agreement in any forum in which they may be challenged.
          9(e) Form of Invoice
          Exhibit E to this Agreement is a pro forma invoice that is an illustrative example of the manner in which charges incurred pursuant to this Agreement are expected to be invoiced to Consumers Energy. The parties recognize that the form of the actual invoices may, from time to time, vary from that shown on Exhibit E, but expect that such invoices will be in substantially the form shown on Exhibit E.
          9(f) Negotiated Rates
This Agreement represents and establishes negotiated prices under 18 CFR §292.301(b) and under the Public Utility Regulatory Policies Act, 16 USC §791a, et seq. Seller agrees that, by negotiating these price terms, it waives all claims to compensation at avoided cost rates.
     10. Administrative Charge
          To offset administrative costs incurred by Consumers in administering this Agreement, Seller shall pay Consumers at the rate of one dollar ($1.00) per megawatt hour for all Commercial Energy delivered to Consumers. Such payment shall not exceed a maximum total payment of $2,000 in any calendar month.
     11. Early Termination
          If for each of any two consecutive calendar years the Contract Capacity Factor is less than 0.10, Consumers shall have the right to terminate this Agreement. Such right shall be exercised by giving at least 90 days’ written notice to Seller, which notice shall be given within 90 days of the end of the second calendar year. Within 20 days after such notice is given, Seller shall pay to Consumers an amount determined in accordance with Exhibit A. The provisions of this Section 11 regarding payments shall survive any termination of this Agreement by Consumers pursuant to this Section 11.
     12. Annual Inspection
          A Consulting Engineer shall be retained by Seller. Prior to retaining the Consulting Engineer, Seller shall provide Consumers with a list of potential consulting engineering firms. Seller shall be entitled to select any of the consulting firms named on such list to which Consumers does not object within ten days of receipt of such list.
          Seller shall cause the Consulting Engineer to inspect the MC-Facility at least once in each calendar year. The annual inspection shall include, at a minimum, all equipment, structures, operating procedures and maintenance practices necessary for the generation and delivery of Commercial Energy. The Consulting Engineer shall promptly issue a written report of the annual inspection (hereinafter referred to as the “Annual Inspection Report”) to Seller and Consumers. The cost of the annual inspection and Annual Inspection Report shall be borne by Seller.
          As soon as practicable, and in no event later than 730 days after receipt of the Annual Inspection Report, Seller shall implement all recommendations in the report that have been approved by the MC-Facility management regarding equipment, structures, operating procedures and maintenance practices necessary for the generation and delivery of Commercial Energy. After the issuance of each Annual Inspection Report and prior to the issuance of each subsequent report, Seller shall provide to Consumers a written summary of the status of previous Annual Inspection Report recommendations and provide, upon Consumers’ written request, verification of said status.
          If the Consulting Engineer withdraws its service, Seller shall retain a replacement Consulting Engineer as soon as reasonably possible. In such an instance or if Seller desires to replace the Consulting Engineer, Seller shall provide Consumers with a list of potential consulting engineering firms. Seller shall be entitled to select any of the consulting firms named on such list to which Consumers does not object within 10 days of receipt of such list.
     13. Administrative Committee
          From time to time various administrative and technical matters may arise in connection with the terms and conditions of this Agreement which will require the cooperation and consultation of the Parties and the exchange of information. As a means of providing for such cooperation, consultation and exchange, the Parties agree that an Administrative Committee shall be established. The purposes of the Administrative Committee shall include providing liaison between the Parties and exchanging information with respect to significant matters of design, construction, operation, and maintenance of the MC-Facility. Such Committee shall not diminish in any manner the authority or responsibility of either Party as set forth in this Agreement.
     14. Force Majeure
          14(a) Definition
          The term “Force Majeure” means acts of God, including flood, earthquake, storm, or other natural calamity; war, insurrection, riot; curtailment, order, regulation or restriction imposed by governmental authority; or any other cause beyond the reasonable control of the Party affected, however, the phrase “any other cause beyond the reasonable control of the Party affected,” shall not include:
(i)	shortages of fuel and supplies, other than fuel shortages occurring in time of calamity or unusual world events which are preventing major industrial users, including the Seller, from obtaining fuel for their operations;

(ii)	mechanical breakdown of equipment of the Party affected;

(iii)	strikes of employees of the Party affected; or,

(iv)	explosions or fires on the site of the Party affected, unless such explosions or fires are caused by criminal acts.

          14(b) Obligations Under Force Majeure
          If either Party is rendered unable, wholly or in part, by Force Majeure, to carry out its obligations under this Agreement, including but not limited to Seller’s ability to meet the minimum Contract Capacity Factor set forth in Section 11, then, during the continuance of such inability, the obligation of such Party shall be suspended. The Party relying on Force Majeure shall give written notice of Force Majeure to the other Party as soon as practicable after such event occurs. Upon the conclusion of Force Majeure, the Party heretofore relying on Force Majeure shall, with all reasonable dispatch, take all necessary steps to resume the obligation previously suspended. If Force Majeure has rendered Seller unable to meet the minimum Contract Capacity Factor set forth in Section 11, and such inability continues beyond the conclusion of Force Majeure, Seller may, at its option, terminate this Agreement without liability pursuant to Section 11.
          14(c) Continued Payment Obligation
          Any Party’s obligation to make payments already owing shall not be suspended by Force Majeure.
     15. Liability
          Neither Party shall in any event be liable to the other for any special, incidental, exemplary, punitive or consequential damages such as, but not limited to, lost profits, revenue or good will, interest, loss by reason of shutdown or nonoperation of equipment or machinery, increased expense of operation of equipment or machinery, loss of use of equipment or machinery, cost of purchased or replacement power or services or claims by customers, whether such loss is based on contract, warranty, negligence, indemnity, strict liability or otherwise. Except for remedies specifically provided for elsewhere in this Agreement, no liability shall attach to a Party for failure to settle any strike or other labor problem in a manner not completely satisfactory to it.
     16. Disagreements
          16(a) Administrative Committee Procedure
          If any disagreement arises on major matters concerning this Agreement, the disagreement shall be brought to the Administrative Committee, which shall attempt to timely resolve the disagreement. If the Administrative Committee can resolve the disagreement, such agreement shall be reported in writing to and shall be binding upon the Parties. If the Administrative Committee cannot resolve the disagreement within a reasonable time, the President of Consumers or the senior officer of Seller can, by written notice to the members of the Administrative Committee, withdraw the matter from consideration by the Administrative Committee and submit the same for resolution to the President of Consumers and the senior officer of Seller. If these representatives of the Parties agree to a resolution of the matter, such resolution shall be reported in writing to, and shall be binding upon, the Parties; but if said senior representatives fail to resolve the matter within seven days after its submission to them, then the matter shall proceed to arbitration as provided in Subsection 16(b).
          16(b) Arbitration
          If pursuant to Subsection 16(a), the Parties are unable to resolve a disagreement arising on a major matter pertaining to this Agreement, such disagreement shall be settled by arbitration and any award issued pursuant to such arbitration may be enforced in any court of competent jurisdiction. Either Party may commence arbitration by serving written notice thereof on the other party designating the issue(s) to be arbitrated and the specific provisions of this Agreement under which such issues arose. Representatives from Consumers and Seller shall meet for the purpose of jointly selecting an arbitrator within ten days after the date of such notice. If no arbitrator has been selected within 20 days of the date of such notice, then an arbitrator shall be selected in accordance with the procedures of the American Arbitration Association. The decision of the arbitrator shall be final and binding upon both Parties. Any such arbitration shall be conducted in accordance with commercial arbitration rules of the American Arbitration Association in effect on the date of such notice other than as specifically modified herein. The arbitrator shall be bound by the provisions of this Agreement, where applicable, and shall have no authority to modify such provisions in any manner. The arbitrator may grant any remedy or relief he or she deems just and equitable within the scope of this Agreement, including interest on any award, but shall have no authority to award any remedy or relief inconsistent with Section 15.
          16(c) Obligations to Perform Pending Dispute Resolution
          If a disagreement should arise on any major matter which is not resolved by the Administrative Committee or the senior representatives of the Parties as provided in Subsection 16(a), then, pending the resolution of the disagreement by arbitration, Seller shall continue to operate the MC-Facility in a manner consistent with this Agreement and

Consumers shall continue to pay all charges required in accordance with the applicable provisions of this Agreement.
     17. Exculpation
          Notwithstanding anything to the contrary contained in this Agreement, the liabilities and obligations of Seller arising out of, or in connection with, this Agreement or any other agreements entered into pursuant hereto shall not be enforced by any action or proceeding wherein damages or any money judgment or specific performance of any covenant in any such document and whether based upon contract, warranty, negligence, indemnity, strict liability or otherwise, shall be sought against the assets of the partners comprising Seller. By entering into this Agreement, Consumers waives any and all right to sue for, seek or demand any judgment against such partners and their affiliates, other than Seller, by reason of the liabilities and obligations of Seller arising out of, or in connection with, this Agreement or any other agreements entered into pursuant hereto, except to the extent such partners are legally required to be named in any action to be brought against Seller.
     18. Billing
          As soon as practicable after the end of each calendar month, Seller shall render a statement to Consumers which shall reflect any amounts owed by Consumers for Commercial Energy during such calendar month. Such statement shall also reflect as an offset to any payments due from Seller to Consumers pursuant to Subsection 7(a), the payment referred to in Section 8 and the administrative charge referred to in Section 10. The net amount due Seller shall be paid by Consumers within 20 days after the date of such statement. Any amounts not paid when due shall bear interest until paid at the lesser of (a) the per annum rate of interest equal to the prime lending rate as may be from time to time published in The Wall Street Journal under Money Rates on such day (or if not published on such day on the most recent preceding day on which published), plus one percent or (b) the maximum rate permitted by applicable law.
     19. Purchase Option/Contract Extension
          Beginning December 1, 2023, and continuing through March 15, 2024, Consumers shall have the option to: (i) purchase the MC-Facility at the then fair market value as determined by an appraisal mutually acceptable to the Parties, or (ii) extend this Agreement for an additional five-year term at a Capacity Price of $5 per megawatt hour. In the event that Consumers exercises the foregoing purchase option, the effective date of any such exercise shall be no earlier than March 16, 2025, and the timing and means of payment will be contained in a purchase agreement negotiated between the Parties. In the event that Consumers exercises the foregoing extension option, the effective date of any such exercise shall be no earlier than March 16, 2025.
     20. Service Contract
          It is the intent of the Parties that this Agreement shall be treated as a service contract. The provisions of this Agreement shall be interpreted and applied in a manner consistent with the treatment of this Agreement as a service contract. The Parties shall make appropriate modifications to this Agreement in the event unanticipated events might otherwise cause this Agreement not to be treated as a service contract, provided, however, that no such modification shall be made without the concurrence of the Party whose rights would be affected thereby.
     21. Successors and Assigns
          This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the respective Parties hereto. Except as provided in this Section 21, this Agreement shall not be assigned, transferred or otherwise alienated without the other Party’s written consent, which consent shall not be unreasonably withheld. No such assignment of this Agreement shall be valid unless the assignee assumes the obligation to pay Consumers any payments to which it may become entitled pursuant to Section 11. Notwithstanding the foregoing, Seller shall have the right, without obtaining Consumers’ consent (and without relieving itself from liability hereunder), to assign all or a portion of its rights and/or obligations under this Agreement to any lender(s) providing financing to Seller as collateral security for obligations under financing documents entered into with such lender(s); provided, however, that any such lender(s) shall agree in writing to be bound by the terms and conditions hereof associated with the rights and/or obligations assigned.
     22. Governing Law
          This Agreement shall be deemed to be a Michigan contract and shall be construed in accordance with and governed by the laws of Michigan.
     23. Headings
          The various headings set forth in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

     24. Notice to Parties
          Unless otherwise provided in this Agreement, any notice, consent or other communication required to be made under this Agreement shall be in writing and shall be delivered to the address set forth below or such other address as the receiving Party may designate in writing:

Consumers Energy Company
1945 W. Parnall Road
Jackson, Michigan 49201
Attention: John J. Dellas, Executive Manager
Electric Supply

Midland Cogeneration Venture Limited Partnership
100 Progress Place
Midland, Michigan 48640
Attention: Rodney E. Boulanger, President
All notices shall be effective when received. Notices of anticipated events required to be given by this Agreement shall be revised and reissued to reflect changes in the dates of the anticipated events. Upon notification of an assignment by Seller, Consumers shall also provide to assignee all notices required in this Agreement.
     25. Compliance With Rules and Regulations
          In the event an operational or scheduling term(s) of this Agreement or the practices or procedures conflict with any rule or regulation promulgated by MISO, the Federal Energy Regulatory Commission, North American Electric Reliability Corporation, ReliabilityFirst Corporation, Transmission Owner, or Transmission Provider, which rule or regulation applies to either Party or the MC-Facility, and which governs the operation of the MC-Facility or the scheduling of electric energy from the MC-Facility, the Parties shall conform this Agreement and/or the practices and procedures to such rule or regulation and in doing so, shall modify this Agreement to give effect to the original intent of the Parties to the extent practicable.
     26. Mobile-Sierra
          It is the intent of the Parties that the rates and all other terms and conditions of the services provided hereunder shall not be subject to change under Sections 205 or 206 of the Federal Power Act of 1935, as amended, 16 U.S.C. § 791 et seq. (or any successor legislation), without the consent of both Parties. Each of the Parties hereto agrees not to unilaterally file with the FERC a change in the rates, terms or conditions of this Agreement. Moreover, absent agreement of the Parties to a proposed change, the standard of review for changes to any rate, term or condition of this Agreement proposed by a non-Party or the FERC or any other governing authority claiming jurisdiction and acting sua sponte shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Services Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956). To the extent that the FERC adopts specific language that parties must incorporate into agreements in order to bind FERC, third parties, governing authorities claiming jurisdiction and themselves to a public interest standard of review, the Parties hereby incorporate such language herein by reference.
     27. Entire Agreement and Amendments
          With respect to the subject matter hereof, this Agreement supersedes all previous representations, understandings, negotiations and agreements either written or oral between the Parties hereto or their representatives and constitutes the entire agreement of the Parties. No amendments or changes to this Agreement shall be binding unless made in writing and duly executed by both Parties.
          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement.
CONSUMERS ENERGY COMPANY

By /s/ William E. Garrity
Name: William E. Garrity
Title: Senior Vice President—Electric and Gas Supply
MIDLAND COGENERATION
  VENTURE LIMITED
  PARTNERSHIP
By /s/ Rodney E. Boulanger
Name: Rodney E. Boulanger
Title: President and CEO

EXHIBIT A

EXHIBIT A

AMENDED AND RESTATED
POWER PURCHASE AGREEMENT
BETWEEN CONSUMERS ENERGY COMPANY AND
MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
PAYMENTS BY SELLER TO CONSUMERS
FOR EARLY TERMINATION OF AGREEMENT
     Payment for early termination pursuant to this Agreement shall be determined in accordance with the following formula.
     ETP = (5256 x CC x CP x M)
Where:

ETP	=	Early Termination Payment, expressed in dollars.

CC	=	Contract Capacity, expressed in megawatts, in effect at time of termination.

CP	=	$10.14/MWh.

M	=	A factor based on the early termination year in accordance with the following table.

A-1

EXHIBIT A

Year
In Which Early Termination Occurs	“M” Factor
2008	1.0000
2009	1.0000
2010	1.0000
2011	1.0000
2012	1.0000
2013	1.0000
2014	1.0000
2015	0.9167
2016	0.8333
2017	0.7500
2018	0.6667
2019	0.5833
2020	0.5000
2021	0.4166
2022	0.3333
2023	0.2500
2024	0.1667
2025	0.0833

Note:	For example, if the Contract Capacity Factor is less than 0.10 for the years 2019 and 2020, then the factor to be used in the above stated formula is 0.4166.

A-2

EXHIBIT B

EXHIBIT B
AMENDED AND RESTATED
POWER PURCHASE AGREEMENT
BETWEEN CONSUMERS ENERGY COMPANY AND
MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
COST OF PRODUCTION DETERMINATION
     Beginning with that portion of the month including and following the Effective Date and continuing each month thereafter until this Agreement is terminated, Consumers shall, subject to Subsections 7(a) and 9(b), pay for Commercial Energy generated and delivered in each such month at the Cost of Production determined in accordance with this Exhibit B.
     For the energy price associated with variable expenses, Consumers shall pay on Commercial Energy generated and delivered equal to:
     COP = Gas Price x Heat Rate + Adders
     Where COP = Cost of Production and the remaining terms in the above formula are defined below.
(a) Definitions
“Adders” means that portion of COP other than fuel by which Seller incurs a cost as a result of generating and delivering Commercial Energy and consists of the sum of the following items: (1) Demineralized Water Cost, (2) Maintenance Cost, and (3) NOx Cost. If new statutes are enacted or new regulations are promulgated that result in additional variable generation costs, such costs shall be added to the list of items above in a manner mutually agreed upon by the Parties and (or absent such agreement) as ordered by the MPSC.
“Business Day” means a calendar day other than a Saturday, Sunday, or a North American Electric Reliability Corporation (or any successor) holiday.
“Gas Price” means the price (in $/MMBtu and rounded to the nearest tenth of a cent) applicable to each hour of each calendar day equal to the “Midpoint” of the “Common Range” for the Consumers Energy city-gate location as published by Platts’ Gas Daily in the Daily Price Survey (or its successor or substitute publication as mutually agreed to by the Parties for gas flow that begins that same calendar day plus $0.06 per MMBtu for variable transportation. In the event that Platts does not publish a Gas Price for gas flow that begins on a calendar day, then the Gas Price for such a calendar day shall be the Gas Price in effect for the nearest previous calendar day.
“Demineralized Water Cost” means the COP component (updated annually and made effective April 1 of each year) determined by the product of (1) the total annual thousands of gallons of demineralized water consumed during the prior calendar year adjusted to exclude the demineralized water attributable to the supply of process steam to DOW and the demineralized water attributable to the operation of the Boilers, and (2) the rate per

1

EXHIBIT B
thousand gallons for the month of January as determined under the MCV/DOW Demineralized Water Contract, divided by the total annual electric production for the prior calendar year adjusted to exclude electric production during the prior calendar year attributable to the Boilers.
“Emission Rate” means the MC-Facility’s actual average (for the month two months prior to the month of generation and delivery of Commercial Energy to Consumers) NOx emission rate in Ibs/MMBtu. The NOx emission rates used for the determination of COP will be those used by Seller in Seller’s reporting to the U.S. Environmental Protection Agency (“EPA”).
“Heat Rate” means the number of British Thermal Units (“BTU”, or, if expressed in millions of BTU, “MMBTU”) required to produce one incremental megawatt-hour of energy (operating in combined cycle mode) at the MC-Facility using the higher heating value of the fuel. The Heat Rate will be determined annually pursuant to Section (b) below and made effective on April 1 of each year.
“Maintenance Cost” means the COP component (updated annually and made effective April 1 of each year) determined by the product of (1) the total annual Gas Turbine Equivalent Operating Hours (or EOH) accumulated during the prior calendar year and (2) the rate per EOH as determined annually under the MCV/GE Service Agreement or any successor agreement, divided by the total annual electric production during the prior calendar year adjusted to exclude electric production during the prior calendar year attributable to the Boilers.
“Market Disruption Event” means, with respect to the Gas Price as published by Platts (or any successor), any of the following events: (a) the failure of Platts to announce or publish information necessary for determining the Gas Price at the Consumers Energy city-gate; (b) the failure of trading to commence or the permanent discontinuation or material suspension of trading of natural gas at the Consumers Energy city-gate; (c) the temporary or permanent discontinuance or unavailability of the information necessary for determining the Gas Price at the Consumers Energy city-gate; (d) the temporary or permanent closing of any exchange that supplies information to determine the Gas Price at the Consumers Energy city-gate; or (e) a material change in the formula for or the method of determining the Midpoint price of natural gas at the Consumers Energy city-gate. Notwithstanding the foregoing, a Market Disruption Event shall only apply to those calendar days that the Parties expect Gas Price information to be published.
“NOx Allowance(s)” means a right issued by the United States of America or the state of Michigan allowing the holder to emit one ton of nitrogen oxides (“NOx”) during a particular period as more particularly described in Michigan’s NOx State Implementation Plan (SIP) Call as administered by the EPA and/or under the Clean Air Interstate Rule (CAIR) program due to take effect in 2009.
“NOx Allowance Price” means the estimated sale price of NOx Allowances for the SIP, the CAIR NOx ozone season trading program and the CAIR annual trading program, as

2

EXHIBIT B
applicable, which is deemed to be equal to an average of at least two quotes obtained by Seller from brokers within seven days prior to the day the monthly NOx Cost is calculated hereunder.
“NOx Cost” means the COP component (updated monthly) determined by the product of (1) Emission Rate, (2) Heat Rate and (3) the NOx Allowance Price, divided by 2000 (i.e., NOx Cost = Emission Rate x Heat Rate x NOx Allowance Price / 2000).
(b) MC-Facility Heat Rate Determination
The Heat Rate for the yearly period that begins April 1 of each year and ends on March 31 of the following year will be determined in the following manner:
1.	The Heat Rate, before adjustment for start fuel, will be a fixed standard of 8.045 MMBtu per MWh.

2.	The MC-Facility Heat Rate will be the standard Heat Rate plus the product of the number of Gas Turbine starts for the prior calendar year excluding those starts that were not associated with delivery of energy under the Commercial Energy schedules and 350 MMBtu per start divided by the energy delivered to Consumers under the Commercial Energy schedules expressed in MWhs during the prior calendar year. If the resulting calculated Heat Rate exceeds 8.500 MMBtu per MWh, the Heat Rate will be 8.500 MMBtu per MWh.
(c) Market Disruption Event
If a Market Disruption Event has occurred and is continuing for one or more calendar days, the Gas Price for each such day shall be determined pursuant to the Gas Price specified for the first calendar day thereafter on which no Market Disruption Event exists; provided, however, if the Gas Price is not so determined within three (3) Business Days after the first calendar day on which the Market Disruption Event occurred or existed, then the Parties shall negotiate in good faith to agree on a Gas Price (or a method for determining a Gas Price), and if the Parties have not so agreed on or before the twelfth (12th) Business Day following the first calendar day on which the Market Disruption Event occurred or existed, then the Gas Price shall be determined by each Party obtaining in good faith two dealer quotes obtained from leading dealers in the relevant market that are not an affiliate and averaging the four quotes.
(e) Rounding Conventions
•	Heat Rate — MMBtu/MWh rounded to 3 decimal places

•	NOx emission rate — pounds/MMBtu rounded to 3 decimal places

•	Tons of NOx emissions — tons rounded to 0 decimal places

•	Value of NOx emission allowances — dollars rounded to 0 decimal places

•	MWh dispatched — MWh rounded to 3 decimal places

3

EXHIBIT C

EXHIBIT C

AMENDED AND RESTATED
POWER PURCHASE AGREEMENT
BETWEEN CONSUMERS ENERGY COMPANY
AND MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
FIXED ENERGY PRICE DETERMINATION
          Beginning with that portion of the month including and following the Effective Date and continuing each month thereafter until this Agreement is terminated, Consumers shall pay for Commercial Energy associated with fixed expenses in each such month at the energy price determined by Consumers prior to such month in accordance with the following formula and as illustrated in this Exhibit C.
          For the energy price associated with fixed expenses, the Fixed Energy Price is equal to:
          (On-Peak Hours) FEP = 1.03 (.5 OM + Fl + AG)
          (Off-Peak Hours) FEP = 0.98 (.5 OM + Fl + AG)
          Where:

FEP	=	The Fixed Energy Price, in dollars per megawatthour (rounded to the nearest one-tenth of a dollar), to be paid by Consumers to Seller for Commercial Energy during such Month.

OM	=	The average cost in dollars per megawatthour (rounded to the nearest one-tenth of a dollar) for operation and maintenance, excluding fuel, at the Base Plant during the Most Recent Calendar Year. Such average cost shall be determined from Consumers’ total production expenses as stated in its Annual Report of Electric Utilities (Major and Non-Major) (MPSC Form P-521) or successor document and Consumers’ fuel related expenses as set forth in its Power Supply Cost Recovery (PSCR) Monthly Reports or successor documents submitted to the Michigan Public Service Commission.

EXHIBIT C

FI	=	The average cost in dollars per megawatthour (rounded to the nearest one-tenth of a dollar) for fuel inventory during the Most Recent Calendar Year. For the purposes of the determination of the fuel inventory cost, a 60 day hypothetical fuel inventory supply and an annual fixed charge rate of sixteen percent (16%) on working capital applicable to such fuel inventory shall be used throughout the term of this Agreement. The fuel inventory cost shall be equal to the product of (1) Consumers’ total fuel related expenses at the Base Plants as set forth in its Power Supply Cost Recovery (PSCR) Monthly Reports or successor documents submitted to the Michigan Public Service Commission for the Most Recent Calendar Year, (2) the ratio that sixty (60) Days bears to the number of Days in the Most Recent Calendar Year and (3) the 16% annual fixed charge rate, divided by the total of the net generation at the Base Plants as stated in Consumers’ Annual Report of Electric Utilities (Major and Non-Major) (MPSC Form P-521) or successor document for such Most Recent Calendar Year.

AG	=	The average cost in dollars per megawatthour (rounded to the nearest one-tenth of a dollar) for the portion of administrative and general expenses applicable to the system-wide electric operations of Consumers for the Most Recent Calendar Year calculated for Consumers total electric generating capacity at the Base Plant’s composite capacity factor. Such cost shall be determined through use of a percentage factor applied to administrative and general salaries and employee pension and benefits’ portion of electric operation and maintenance expenses for the Most Recent Calendar Year as stated in Consumers’ Annual Report of Electric Utilities (Major and Non-Major) (MPSC Form P-521) or successor document. The percentage factor to be used shall be equal to the ratio (expressed as a percentage) that (a) the total direct operation and

EXHIBIT C

maintenance production wages bears to (b) the total direct operation and maintenance wages less the total direct operation and maintenance administrative and general expenses.
          Each coal-fired plant or portion of a coal-fired plant (herein referred to as Base Plant and collectively as Base Plants) to be applicable in the determination of OM, Fl and AG in the formula for calculating the energy payment rate shall (a) be those owned wholly or partially, directly or indirectly by Consumers, (b) have a total net demonstrated capability of at least one hundred (100) megawatts, and (c) have been on line during the Most Recent Calendar Year at least five thousand five Hundred (5500) hours and have had at least a forty percent (40%) capacity factor when connected to the electric system and generating electric energy.
          As used in this Exhibit C, the term “Most Recent Calendar Year” means: (a) when making calculations for the Months of April through December, the prior year and (b) when making calculations for the Months of January through March, the calendar year preceding the prior calendar year.
          An illustrated calculation of the components of the energy charge to be paid by Consumers to Seller for Commercial Energy is made in Tables I-V and the Fixed Energy Price determined for the months beginning with May 2007 through April 2008 is shown below.

FEP (On-Peak Hours)	= 1.03 (0.5 x $6.9/MWh + $0.6/MWh + $1.4/MWh)
= $5.6/MWh

FEP (Off-Peak Hours)	= 0.98 (0.5 x $6.9/MWh + $0.6/MWh + $1.4/MWh)
= $5.3/MWh

EXHIBIT C

TABLE I
2006 Base Plant Characteristics and Costs

A	B	C		D		E		F		G		H		I		J		K
		Net		Energy				Capacity
		Capacity		Generated		Hours on		Factor		Total O&M		Fuel		Other O&M		Fuel		Other O&M
	Year	MW		MWh		Line		%		$		$		$		$/MWh		$/MWh
	(1)	(2)		(3)		(4)		(5)		(6)		(7)		(8)		(9)		(10)
Karn 1&2	1961	515		3,586,689		8,743		80		102,913,477		79,929,000		22,984,477		22.3		6.4
Campbell 1&2	1967	620		4,358,221		8,760		80		118,215,206		91,869,000		26,346,206		21.1		6.0
Campbell 3	1980	765		3,712,157		5,929		82		109,361,679		88,505,000		20,856,679		23.8		5.6
Whiting	1953	328		2,378,253		8,638		84		66,549,266		49,254,000		17,295,266		20.7		7.3
Weadock	1958	310		1,864,625		8,681		69		53,824,286		37,837,000		15,987,286		20.3		8.6
Cobb 4&5	1957	320		1,843,766		8,348		69		55,296,613		37,132,000		18,164,613		20.1		9.9

Total		2,858	(11)	17,743,711	(11)					506,160,527	(11)	384,526,000	(11)	121,634,527	(11)

Composite						8,760	(12)	71	(13)							21.7	(14)	6.9	(15)

NOTES:

1.	Column A lists Base Plants as defined in Exhibit C.

2.	Column J Composite sets forth 2006 Base Plant Fuel Costs as defined in Exhibit C.

3.	Column K Composite sets forth 2006 O&M Cost as defined in Exhibit C.

4.	The number in parenthesis beside a figure or column refers to the applicable numbered instruction in Table V for that figure or column.

EXHIBIT C

TABLE II
Determination of 2006 Base Plant Fuel Inventory Cost

L.	2006 Fuel Value (16)	$384,526,000

M.	Base Plant Generation (17)	17,743,711 MWh

N.	Inventory Supply (18)	60 Days

O.	Fixed Charge Rate (19)	16%

P.	Value of Inventory (20)	$63,209,753

Q.	Annual Carrying Charges (21)	$10,113,561

R.	Fuel Inventory Cost (22)	$0.6/MWh

NOTES:

1.	The number in parenthesis beside a figure or column refers to the applicable numbered instruction in Table V for that figure or column.

2.	Line R sets forth 2006 Fuel Inventory Cost as defined in Exhibit C.

EXHIBIT C

TABLE III
Determination of 2006 Administrative and General Cost

S.	Total Operation and Maintenance Production Salaries and Wages (23)	$77,365,747

T.	Total Operation and Maintenance A&G Salaries and Wages (24)	$24,905,252

U.	Total Operation and Maintenance Salaries and Wages (25)	$192,282,877

V.	Total Operation and Maintenance Salaries and Wages Less A&G Salaries and Wages (26)	$167,377,625

W.	Total Operation and Maintenance Production Salaries and Wages as a Percentage of Total Salaries and Wages Less A&G Salaries and Wages (27)	46%

X.	Operation A&G Salaries (28)	$30,641,372

Y.	Operation A&G Pension and Benefits (29)	$95,761,541

Z.	Total Operation A&G Salaries, Pension and Benefits (30)	$126,402,913

AA.	Production Part of Total (31)	46%

BB.	Production A&G Expense (32)	$58,145,340

CC.	Capacity for all Electrical Generating Plants (33)	6,644 MW

DD.	Base Plant Composite Capacity Factor (34)	71%

EE. $1.4/MWh	Administrative and General Cost (35)

NOTES:

1.	The number in parenthesis beside a figure or column refers to the applicable numbered instruction in Table V for that figure or column.

2.	Line EE sets forth 2006 Administrative and General Cost as defined in Exhibit C.

EXHIBIT C

TABLE IV
2006 PSCR Fuel Related Expenses
Dollars

Base Plant	January	February	March	April	May	June	July	August	September	October	November	December	Total
Karn 1&,2	7,221,000	6,312,000	5,631,000	7,305,000	7,472,000	7,648,000	8,246,000	8,080,000	6,660,000	5,139,000	3,933,000	6,282,000	79,929,000

Campbell 1&2	6,535,000	7,040,000	8,307,000	7,339,000	7,402,000	7,561,000	7,082,000	8,284,000	7,838,000	8,520,000	8,198,000	7,763,000	91,869,000

Campbell 3	9,052,000	9,286,000	8,169,000	8,209,000	10,679,000	10,215,000	11,380,000	11,468,000	10,047,000	0	0	0	88,505,000

Whiting	3,774,000	3,248,000	3,092,000	3,836,000	4,120,000	4,218,000	4,486,000	5,009,000	4,983,000	3,414,000	4,226,000	4,848,000	49,254,000

Weadock	3,653,000	3,818,000	3,397,000	2,368,000	2,020,000	2,971,000	3,548,000	3,584,000	3,111,000	3,330,000	3,051,000	2,986,000	37,837,000

Cobb 4&5	3,833,000	3,397,000	3,883,000	3,606,000	2,032,000	4,140,000	2,158,000	2,156,000	2,820,000	3,247,000	2,432,000	3,428,000	37,132,000

													384,526,000

EXHIBIT C

TABLE V
Instructions for Entry or Calculation
for Table I
1.	The year the last unit at the Base Plant was installed as set forth on Line 4 of Pages 402-403 of CP-P-521.

2.	Net continuous plant capability (in megawatts) when not limited by condenser water as set forth on Line 9 of Pages 402-403 of CP-P-521.

3.	Net generation for the calendar year exclusive of plant use (in MWh) as set forth on Line 12 of Pages 402-403 of CP-P-521.

4.	The number of hours the plant was connected to load for the calendar year as set forth on Line 7 of Pages 402-403 of CP-P-521.

5.	(100 x Column D)/(Column C x Column E).

6.	Total production expenses for the calendar year as set forth on Line 34 of Pages 402- 403 of CP-P-521.

7.	Fuel cost per plant for the calendar year as set forth in the PSCR Monthly Reports submitted by Consumers for each month of the calendar year determined in a manner consistent with the method set forth in Table V of this exhibit.

8.	Column G — Column H.

9.	Column H/Column D.

10.	Column I/Column D.

11.	Total of column.

12.	Total number of hours in the calendar year.

13.	(100 x Total of Column D)/(Composite of Column E x Total of Column C).

14.	Total of Column H/Total of Column D.

15.	Total of Column I/Total of Column D.

EXHIBIT C

TABLE V
Instructions for Entry or Calculation
for Table II
16.	Total of Column H, Table I

17.	Total of Column D, Table I.

18.	Assumption; to be used as constant during term of agreement.

19.	Assumption; to be used as constant during term of agreement.

20.	(Line L x Line N)/(Number of days in year).

21.	(Line P x Line O)/100.

22.	Line Q/Line M.
Instructions for Entry or Calculation
for Table III
23.	Direct payroll for system-wide electric production for the calendar year as set forth on Line 18 (Column b) of Page 354 of CP-P-521.

24.	Direct payroll for system-wide electric administrative and general for the calendar year as set forth on Line 24 (Column b) of Page 354 of CP-P-521.

25.	Total direct payroll for system-wide electric operation and maintenance for the calendar year as set forth on Line 25 (Column b) of Page 354 of CP-P-521.

26.	Line U — Line T.

27.	(100 x Line S)/Line V.

28.	Administrative and general salaries portion of system-wide electric operation and maintenance expenses for the calendar year as set forth on Line 151 (Column b) of Page 322 of CP-P-521.

29.	Employee pension and benefits portion of system-wide electric operation and maintenance expenses for the calendar year as set forth on Line 158 (Column b) of Page 323 of CP-P-521.

30.	Line X + Line Y.

EXHIBIT C

TABLE V
Instructions for Entry or Calculation
for Table III (Continued)
31.	Repeat Line W.

32.	(Line AA x Line Z)/100.

33.	Sum of the following for all electrical generating plants:
a.	Net continuous plant capability (in megawatts) when not limited by condenser water as set forth on Line 9 (Columns A-F) of Pages 402-403 of CP-P-521;
and
b.	Net plant capability (in megawatts) under the most favorable operating conditions as set forth on Line 9 (Columns A-F) of Pages 406-407 of CP-P-521;
and
c.	Net plant capability (in megawatts) as set forth on Line 7 (Column B) of Page 409 of CP-P-521;
and
d.	Installed capacity nameplate rating (in megawatts) of all plants producing electricity as its primary product as set forth on Page 410 (Column C) of CP-P- 521.
34.	Composite for Column F, Table I.

35.	(100 x Line BB)/(Line CC x Line DD x Total hours in the year).

EXHIBIT D

Exhibit D
OPERATING PRACTICE 5
CONSUMERS/MCV
AMENDED AND RESTATED POWER PURCHASE AGREEMENT
AVAILABLE CAPACITY
GENERAL
Available Capacity is defined in Subsection 1(a) of the Amended and Restated Power Purchase Agreement (the “PPA”). During periods when MCV requests Consumers to supply energy to DOW, MCV will retain its capacity commitment to DOW and therefore, Available Capacity will be determined by deducting MCV’s capacity commitment to DOW from the total generating capacity available. MCV will declare to Consumers any changes to Available Capacity in advance or as soon as practical. Consumers has the right to evaluate the ability of MCV to achieve the declared Available Capacity, and to review documentation and test records to verify such declaration.
PROCEDURE
1)	MCV will maintain and retain plant status records that Consumers can review to monitor Available Capacity as follows:
a)	The following records or their successor will be retained for at least the period of time as specified in Subsection 7(i) of the PPA:
i)	Hourly data from MCV’s model used to calculate capacity of the MC-Facility (“CAPCALC”).

ii)	Operator logbook entries and associated equipment data which contain information regarding equipment status and derates.

iii)	The electric and steam energy usage of DOW and others.

iv)	Sales to purchasers (as agreed by the parties)and Permissible Purchasers.
b)	The following records or their successor will be retained for at least four months:
i)	Equipment work order and tagging records.

ii)	Requested Distributed Control System (DCS) data records.

iii)	Agreed upon non-DCS instrumentation data that would reflect any potential equipment problems (e.g., thermocouple data).
c)	Observed changes in equipment performance that impact MCV capability will be appropriately reflected in CAPCALC.
2)	The Available Capacity declared by MCV or adjusted, after the fact, for billing purposes relating to capacity charge payments shall be based on the following:

Exhibit D
a)	MCV will immediately enter derates or outages in CAPCALC at the time they occur or as soon thereafter as practical and shall notify Consumers as soon thereafter as practical, but in no event later than one hour. A generating unit will be considered unavailable if it cannot be started and loaded within the amount of time specified in Operating Practice 4.

b)	If a unit fails to start and the cause of failure is determined and corrective action is completed within two hours, the unit will be considered available. However, if the next attempt to start and load the unit after such two hours fails due to the same or a related problem, or if corrective action is not completed within such two hours, the unit will be considered unavailable retroactive to the initial failed start.

c)	If equipment data indicates (i) that there is a reasonable likelihood that the next attempt to start and load a unit would fail, and no corrective action is taken and (i) the next attempt to start and load the unit fails due to the same or a related problem as indicated by the equipment data, the unit will be considered unavailable retroactive to the time the data initially indicated a problem existed.

d)	MCV will adjust MCV’s declared Available Capacity for derates under the following rules governing the delivery of energy from the MC-Facility to meet dispatch orders as set out in Operating Practice 2:
i)	A derate of MCV’s Available Capacity shall occur if MCV’s actual energy delivery, on an integrated hourly basis (integrated hour is defined as starting and ending on the hour), is lower than the Final Delivery Schedule as defined in Operating Practice 2 for more than two consecutive integrated hours.

ii)	If MCV’s actual energy delivery is lower than the Final Delivery Schedule as defined in Operating Practice 2 for three consecutive integrated hours, the Available Capacity will be set equal to the actual energy delivery in the third integrated hour.

iii)	If MCV’s actual energy delivery is lower than the Final Delivery Schedule as defined in Operating Practice 2 for more than three consecutive integrated hours, the Available Capacity will be set equal to the actual energy delivery beginning with the first hour the deficiency occurs until the derate is eliminated.

iv)	If a steam turbine unit is not synchronized to the electric system, MCV’s Available Capacity shall equal that capacity which MCV can attain without the steam turbine after due consideration of the operating characteristics specified in Operating Practice 4.
3)	Questions and clarifications on Available Capacity shall be directed to the MCV Operations shift Supervisor.

4)	Consumers may audit the Available Capacity declared by MCV for billing purposes relating to capacity charge payments.
a)	Consumers may elect to request a performance test to determine MCV’s ability to achieve the declared Available Capacity. Consumers shall notify MCV of such a test period as

Exhibit D
part of the rules governing scheduling and dispatch pursuant to Operating Practice 2. These evaluations shall conform to Subsection 7(g) in the PPA.
b)	Consumers may elect, as an alternative to testing, to review operating records logs and have access to equipment for the purpose of verifying Available Capacity. MCV shall permit full access by Consumers during regular business hours to all pertinent operating records and equipment, including, but limited to:
i)	Requested DCS data records

ii)	Operator logbook entries and associated equipment data

iii)	CAPCALC data sheets and associated documentation

iv)	Tagging and work order records
A reduction in the Capacity Payment will occur when operating records logs or equipment review do not support the declared Available Capacity, for four (4) consecutive integrated hours, as specified in Subsection 7(g) of the PPA.
Effective Date

Operating Committee

Consumers

MCV

Signature Date

EXHIBIT E

INQUIRIES: Phone (989) 633-7886 Fax (989) 633-7887	MIDLAND COGENERATION VENTURE 100 Progress Place Midland, MI 48640	EXHIBIT E PAGE 1 OF 3

CONFIDENTIAL — FOR SETTLEMENT
DISCUSSION PURPOSES ONLY
PRO FORMA BILLING
FOR ILLUSTRATIVE PURPOSES ONLY

INVOICE TO:	REMIT TO:

CONSUMERS ENERGY COMPANY	ATTN: TREASURY
Purchase & Interchange Power	Midland Cogeneration Venture
1945 West Parnall Road	100 Progress Place
Jackson, MI 49201	Midland, MI 48640

INVOICE DATE	INVOICE NO.	PURCHASE ORDER NO.	TERMS

5/1/2009	0409-001	C0056474	Payment Due: 5/21/2009

DESCRIPTION	AMOUNT
April 2009 PPA Energy Charges:
Capacity Charge	$8,985,358.20
Fixed Energy Charge	4,825,981.00
COP Charge	17,087,949.80
RESA Credit (1/12 of $5,000,000)	(416,666.67)
Administration Charge	(2,000.00)

Total Energy Charges	30,480,622.33

Other Credits/Charges:
MISO Agency Agreement Credit for the Month of May 2009	(1,796.26)

Total Other Credits/Charges	(1,796.26)

INVOICE TOTAL

$30,478,826.07

WIRE REMITTANCE TO:	U.S. BANK TRUST, N.A.
MINNEAPOLIS, MN
ABA 091000022
A/C 180121167365
FFC 47300017
FBO MCV 76608640

EXHIBIT E PAGE 2 OF 3
CONFIDENTIAL — FOR SETTLEMENT
DISCUSSION PURPOSES ONLY
     HYPOTHETICAL BILLING DETAIL FOR MONTHLY PPA INVOICE

	Hour	RT-LMP	Available	Capacity	Capacity	FE	FE
Date	Ending	CONS.CETR	MWh	Rate	Charge	Rate	Charge
4/1/2009	1	34.00	1,220	10.14	12,370.80	5.30	6,466.00
4/1/2009	2	34.00	1,220	10.14	12,370.80	5.30	6,466.00
4/1/2009	3	30.00	1,220	10.14	12,370.80	5.30	6,466.00
4/1/2009	4	27.00	1,220	10.14	12,370.80	5.30	6,466.00
4/1/2009	5	28.00	1,220	10.14	12,370.80	5.30	6,466.00
4/1/2009	6	37.00	1,220	10.14	12,370.80	5.30	6,466.00
4/1/2009	7	50.00	1,220	10.14	12,370.80	5.30	6,466.00
4/1/2009	8	62.00	1,220	10.14	12,370.80	5.60	6,832.00
4/1/2009	9	60.00	1,220	10.14	12,370.80	5.60	6,832.00
4/1/2009	10	54.00	1,220	10.14	12,370.80	5.60	6,832.00
4/1/2009	11	60.00	1,220	10.14	12,370.80	5.60	6,832.00
4/1/2009	12	65.00	1,220	10.14	12,370.80	5.60	6,832.00
4/1/2009	13	66.00	1,220	10.14	12,370.80	5.60	6,832.00
4/1/2009	14	70.00	1,220	10.14	12,370.80	5.60	6,832.00
4/1/2009	15	69.00	1,220	10.14	12,370.80	5.60	6,832.00
4/1/2009	16	69.00	1,220	10.14	12,370.80	5.60	6,832.00
4/1/2009	17	74.00	1,230	10.14	12,472.20	5.60	6,888.00
4/1/2009	18	76.00	1,230	10.14	12,472.20	5.60	6,888.00
4/1/2009	19	76.00	1,230	10.14	12,472.20	5.60	6,888.00
4/1/2009	20	70.00	1,230	10.14	12,472.20	5.60	6,888.00
4/1/2009	21	76.00	1,230	10.14	12,472.20	5.60	6,888.00
4/1/2009	22	69.00	1,230	10.14	12,472.20	5.60	6,888.00
4/1/2009	23	52.00	1,230	10.14	12,472.20	5.60	6,888.00
4/1/2009	24	37.00	1,230	10.14	12,472.20	5.30	6,519.00
4/2/2009	1	38.00	1,230	10.14	12,472.20	5.30	6,519.00
4/2/2009	2	31.00	1,230	10.14	12,472.20	5.30	6,519.00
4/2/2009	3	30.00	1,230	10.14	12,472.20	5.30	6,519.00
4/2/2009	4	28.00	1,230	10.14	12,472.20	5.30	6,519.00
4/2/2009	5	31.00	1,230	10.14	12,472.20	5.30	6,519.00
4/2/2009	6	34.00	1,230	10.14	12,472.20	5.30	6,519.00
4/2/2009	7	49.00	1,230	10.14	12,472.20	5.30	6,519.00
4/2/2009	8	66.00	1,230	10.14	12,472.20	5.60	6,888.00
4/2/2009	9	54.00	1,220	10.14	12,370.80	5.60	6,832.00
4/2/2009	10	59.00	1,220	10.14	12,370.80	5.60	6,832.00
4/2/2009	11	68.00	1,220	10.14	12,370.80	5.60	6,832.00
4/2/2009	12	69.00	1,230	10.14	12,472.20	5.60	6,888.00
4/2/2009	13	68.00	1,230	10.14	12,472.20	5.60	6,888.00
4/2/2009	14	73.00	1,230	10.14	12,472.20	5.60	6,888.00
4/2/2009	15	73.00	1,230	10.14	12,472.20	5.60	6,888.00
4/2/2009	16	64.00	1,230	10.14	12,472.20	5.60	6,888.00
4/2/2009	17	69.00	1,230	10.14	12,472.20	5.60	6,888.00
4/2/2009	18	66.00	1,230	10.14	12,472.20	5.60	6,888.00
4/2/2009	19	71.00	1,230	10.14	12,472.20	5.60	6,888.00
4/2/2009	20	72.00	1,230	10.14	12,472.20	5.60	6,888.00
4/2/2009	21	70.00	1,230	10.14	12,472.20	5.60	6,888.00
4/2/2009	22	70.00	1,230	10.14	12,472.20	5.60	6,888.00
4/2/2009	23	54.00	1,230	10.14	12,472.20	5.60	6,888.00
4/2/2009	24	41.00	1,230	10.14	12,472.20	5.30	6,519.00

Totals for 4/1-2/08		$56.10	58,850	$10.14	$596,739.00	$5.50	$323,677.00

Totals for Month		$51.27	886,130	$10.14	$8,985,358.20	5.45	$4,825,981.00

     Dataset contains all 720 hours for the month. Only the details for the first 48 hours are printed in the example.

EXHIBIT E PAGE 3 OF 3
CONFIDENTIAL — FOR SETTLEMENT
DISCUSSION PURPOSES ONLY
     HYPOTHETICAL BILLING DETAIL FOR MONTHLY PPA INVOICE

	Hour	Scheduled	Delivered		Band-	Excess	Deficiency	Gas	Gas	Operating	HR Adj	Heat	Gas Price	Maint	Water	NOx	COP	Excess	Deficiency	COP
Date	Ending	MWh	MWh	+ or -	width	Amount	Amount	Price	Trans	HR	for Starts	Rate	x HR	Adder	Adder	Adder	Rate	Rate	Rate	Charge
4/1/2009	1	—	—	—	20	—	—	6.90	0.06	8.045	0.294	8.339	58.04	4.35	0.67	1.19	64.25	32.13	32.13	—
4/1/2009	2	—	—	—	20	—	—	6.90	0.06	8.045	0.294	8.339	58.04	4.35	0.67	1.19	64.25	32.13	32.13	—
4/1/2009	3	—	—	—	20	—	—	6.90	0.06	8.045	0.294	8.339	58.04	4.35	0.67	1.19	64.25	30.00	32.13	—
4/1/2009	4	—	—	—	20	—	—	6.90	0.06	8.045	0.294	8.339	58.04	4.35	0.67	1.19	64.25	27.00	32.13	—
4/1/2009	5	—	—	—	20	—	—	6.90	0.06	8.045	0.294	8.339	58.04	4.35	0.67	1.19	64.25	28.00	32.13	—
4/1/2009	6	—	—	—	20	—	—	6.90	0.06	8.045	0.294	8.339	58.04	4.35	0.67	1.19	64.25	32.13	32.13	—
4/1/2009	7	—	—	—	20	—	—	6.90	0.06	8.045	0.294	8.339	58.04	4.35	0.67	1.19	64.25	32.13	32.13	—
4/1/2009	8	—	—	—	20	—	—	6.90	0.06	8.045	0.294	8.339	58.04	4.35	0.67	1.19	64.25	32.13	32.13	—
4/1/2009	9	100	150	50	40	10	—	6.90	0.06	8.045	0.294	8.339	58.04	4.35	0.67	1.19	64.25	32.13	32.13	9,316.30
4/1/2009	10	385	390	5	40	—	—	6.90	0.06	8.045	0.294	8.339	58.04	4.35	0.67	1.19	64.25	32.13	32.13	25,057.50
4/1/2009	11	575	580	5	40	—	—	6.90	0.06	8.045	0.294	8.339	58.04	4.35	0.67	1.19	64.25	32.13	32.13	37,265.00
4/1/2009	12	670	680	10	40	—	—	6.90	0.06	8.045	0.294	8.339	58.04	4.35	0.67	1.19	64.25	32.13	32.13	43,690.00
4/1/2009	13	715	720	5	20	—	—	6.90	0.06	8.045	0.294	8.339	58.04	4.35	0.67	1.19	64.25	32.13	32.13	46,260.00
4/1/2009	14	715	720	5	20	—	—	6.90	0.06	8.045	0.294	8.339	58.04	4.35	0.67	1.19	64.25	32.13	32.13	46,260.00
4/1/2009	15	690	690	—	20	—	—	6.90	0.06	8.045	0.294	8.339	58.04	4.35	0.67	1.19	64.25	32.13	32.13	44,332.50
4/1/2009	16	675	680	5	20	—	—	6.90	0.06	8.045	0.294	8.339	58.04	4.35	0.67	1.19	64.25	32.13	32.13	43,690.00
4/1/2009	17	740	740	—	40	—	—	6.90	0.06	8.045	0.294	8.339	58.04	4.35	0.67	1.19	64.25	32.13	32.13	47,545.00
4/1/2009	18	985	990	5	40	—	—	6.90	0.06	8.045	0.294	8.339	58.04	4.35	0.67	1.19	64.25	32.13	32.13	63,607.50
4/1/2009	19	1,215	1,220	5	40	—	—	6.90	0.06	8.045	0.294	8.339	58.04	4.35	0.67	1.19	64.25	32.13	32.13	78,385.00
4/1/2009	20	1,230	1,230	—	20	—	—	6.90	0.06	8.045	0.294	8.339	58.04	4.35	0.67	1.19	64.25	32.13	32.13	79,027.50
4/1/2009	21	1,055	1,050	(5)	20	—	—	6.90	0.06	8.045	0.294	8.339	58.04	4.35	0.67	1.19	64.25	32.13	32.13	67,462.50
4/1/2009	22	690	650	(40)	20	—	20	6.90	0.06	8.045	0.294	8.339	58.04	4.35	0.67	1.19	64.25	32.13	32.13	41,119.90
4/1/2009	23	225	230	5	20	—	—	6.90	0.06	8.045	0.294	8.339	58.04	4.35	0.67	1.19	64.25	32.13	32.13	14,777.50
4/1/2009	24	—	—	—	20	—	—	6.90	0.06	8.045	0.294	8.339	58.04	4.35	0.67	1.19	64.25	32.13	32.13	—
4/2/2009	1	—	—	—	20	—	—	6.98	0.06	8.045	0.294	8.339	58.71	4.35	0.67	1.19	64.91	32.46	32.46	—
4/2/2009	2	—	—	—	20	—	—	6.98	0.06	8.045	0.294	8.339	58.71	4.35	0.67	1.19	64.91	31.00	32.46	—
4/2/2009	3	—	—	—	20	—	—	6.98	0.06	8.045	0.294	8.339	58.71	4.35	0.67	1.19	64.91	30.00	32.46	—
4/2/2009	4	—	—	—	20	—	—	6.98	0.06	8.045	0.294	8.339	58.71	4.35	0.67	1.19	64.91	28.00	32.46	—
4/2/2009	5	—	—	—	20	—	—	6.98	0.06	8.045	0.294	8.339	58.71	4.35	0.67	1.19	64.91	31.00	32.46	—
4/2/2009	6	—	—	—	20	—	—	6.98	0.06	8.045	0.294	8.339	58.71	4.35	0.67	1.19	64.91	32.46	32.46	—
4/2/2009	7	—	—	—	20	—	—	6.98	0.06	8.045	0.294	8.339	58.71	4.35	0.67	1.19	64.91	32.46	32.46	—
4/2/2009	8	—	—	—	20	—	—	6.98	0.06	8.045	0.294	8.339	58.71	4.35	0.67	1.19	64.91	32.46	32.46	—
4/2/2009	9	215	220	5	40	—	—	6.98	0.06	8.045	0.294	8.339	58.71	4.35	0.67	1.19	64.91	32.46	32.46	14,280.20
4/2/2009	10	390	390	—	40	—	—	6.98	0.06	8.045	0.294	8.339	58.71	4.35	0.67	1.19	64.91	32.46	32.46	25,314.90
4/2/2009	11	580	590	10	40	—	—	6.98	0.06	8.045	0.294	8.339	58.71	4.35	0.67	1.19	64.91	32.46	32.46	38,296.90
4/2/2009	12	765	770	5	40	—	—	6.98	0.06	8.045	0.294	8.339	58.71	4.35	0.67	1.19	64.91	32.46	32.46	49,980.70
4/2/2009	13	920	920	—	40	—	—	6.98	0.06	8.045	0.294	8.339	58.71	4.35	0.67	1.19	64.91	32.46	32.46	59,717,20
4/2/2009	14	975	980	5	40	—	—	6.98	0.06	8.045	0.294	8.339	58.71	4.35	0.67	1.19	64.91	32.46	32.46	63,611.80
4/2/2009	15	890	900	10	20	—	—	6.98	0.06	8.045	0.294	8.339	58.71	4.35	0.67	1.19	64.91	32.46	32.46	58,419.00
4/2/2009	16	810	810	—	20	—	—	6.98	0.06	8.045	0.294	8.339	58.71	4.35	0.67	1.19	64.91	32.46	32.46	52,577.10
4/2/2009	17	740	740	—	20	—	—	6.98	0.06	8.045	0.294	8.339	58.71	4.35	0.67	1.19	64.91	32.46	32.46	48,033.40
4/2/2009	18	900	910	10	40	—	—	6.98	0.06	8.045	0.294	8.339	58.71	4.35	0.67	1.19	64.91	32.46	32.46	59,068.10
4/2/2009	19	1,145	1,150	5	40	—	—	6.98	0.06	8.045	0.294	8.339	58.71	4.35	0.67	1.19	64.91	32.46	32.46	74,646.50
4/2/2009	20	1,230	1,230	—	40	—	—	6.98	0.06	8.045	0.294	8.339	58.71	4.35	0.67	1.19	64.91	32.46	32.46	79,839.30
4/2/2009	21	1,110	1,110	—	20	—	—	6.98	0.06	8.045	0.294	8.339	58.71	4.35	0.67	1.19	64.91	32.46	32.46	72,050.10
4/2/2009	22	775	770	(5)	20	—	—	6.98	0.06	8.045	0.294	8.339	58.71	4.35	0.67	1.19	64.91	32.46	32.46	49,980.70
4/2/2009	23	350	350	—	20	—	—	6.98	0.06	8.045	0.294	8.339	58.71	4.35	0.67	1.19	64.91	32.46	32.46	22,718.50
4/2/2009	24	—	—	—	20	—	—	6.98	0.06	8.045	0.294	8.339	58.71	4.35	0.67	1.19	64.91	32.46	32.46

Totals for 4/1-2/08		22,460	22,560	100		10	20	$6.94	$0.06	8.045	0.294	8.339	$58.39	$4.35	$0.67	$1.19	$64.60	$32.13	$32.13	$1,456,330.60

Totals for Month		260,390	262,040	1,650		10	20	$7.05	$0.06	8.045	0.294	8.339	$59.27	$4.35	$0.67	$1.19	$65.48	$31.88	$32.74	$17,087,949.80

     Dataset contains all 720 hours for the month. Only the details for the first 48 hours are printed in the example.

ATTACHMENT B
STATE OF MICHIGAN
BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION
In the Matter of the Application of Midland Cogeneration Venture Limited Partnership For the Commission to eliminate the “availability caps” which limit Consumers Energy Company’s recovery of capacity Payments with respect to its power purchase Agreement with Midland Cogeneration Venture Limited Partnership
Case No. U-15320
At the _____, 2008 meeting of the Michigan Public Service Commission in Lansing,
Michigan. PRESENT: Hon. Orjiakor N. Isiogu, Chairman
Hon. Monica Martinez, Commissioner
Hon. Steven A. Transeth, Commissioner
ORDER APPROVING SETTLEMENT AGREEMENT
On May 30, 2007, Midland Cogeneration Venture Limited Partnership (“MCV”) filed an application, with supporting testimony and exhibits. In its application, MCV requested the Commission to eliminate the “availability caps” which limit Consumers Energy Company’s (“Consumers Energy”) recovery of capacity payments made to MCV pursuant to a Power Purchase Agreement dated July 17, 1986, as amended (“ PPA As Amended”), between Consumers Energy and MCV, for capacity and energy supplied from the MCV generating facility located in Midland, Michigan (“MC-Facility”).
Pursuant to due notice, a prehearing conference was held on September 18, 2007 before Administrative Law Judge Daniel Nickerson (ALJ). The ALJ granted the interventions of Attorney General Michael A. Cox, Consumers Energy, the Association of Businesses Advocating Tariff Equity, Michigan Environmental Council and Public Interest Research Group in Michigan, Dow Corning Corporation, and New Covert Generating Company. The Commission Staff participated in the proceedings. The parties have submitted a Settlement Agreement resolving all issues in this case.
According to the terms of the Settlement Agreement, attached as Exhibit A, the parties agree that the terms of the PP A As Amended between MCV and Consumers Energy should be amended and restated (the “Amended and Restated PP A”). The terms of the Amended and Restated PPA reduce the capacity charge from the 3.62 cents per kWh that the Commission had previously approved for cost recovery to 1.014 cents per kWh, and change the variable energy charge from a coal-based charge to a natural gas-based charge. Natural gas is the fuel that MCV actually uses in its facility. Other material terms in the Amended and Restated PPA include the following:
(i) The Amended and Restated PP A will become effective upon the later of the date both of the following have occurred: (a) issuance of a Commission order approving this Settlement Agreement without modification, and (b) the commercial operation date of at least four supplemental boilers to be installed by MCV for purposes of enhancing MCV’s operational flexibility,
(ii) A procedure to measure the availability of the MC-Facility, as set forth more fully in the Amended and Restated PP A,
(iii) Revised fuel assurance provisions,
(iv) The primary term of the Amended and Restated PP A continues through March 15, 2025, with Consumers Energy having the option, at the conclusion of the primary term, to purchase the MC-Facility at fair market value as determined by a mutually acceptable appraisal of the facility, or to extend the term of the Amended and Restated PP A at a reduced capacity price.
(v) Capacity available pursuant to the Amended and Restated PP A will initially be offered into the Midwest Independent Transmission System Operator (“MISO”) energy market by Consumers Energy based upon the variable energy charge (cost of production), and dispatched by MISO based upon the variable energy charge (cost of production) or to meet reliability requirements. MCV will have the option, subject to Commission approval of the necessary amendment, to assume responsibility for offering this capacity into the MISO energy market.
(vi) The Settlement Agreement also provides that, if approved by the Commission, all jurisdictional costs incurred by Consumers Energy as a result of implementing the Settlement Agreement shall be fully recoverable by Consumers Energy. The parties anticipate that such recovery will be accomplished through the power supply cost recovery (PSCR) process governed by 1982 P A 304, as amended. The Settlement Agreement provides that, when approved by the Commission without modification, the Settlement Agreement provides assurance of such cost recovery to Consumers Energy during the term of the Amended and Restated PP A, including approvals pursuant to 1909 P A 300, as amended; 1909 P A 106, as amended, 1939 PA 3, as amended; 1982 PA 304, as amended, and 1987 PA 81, as amended. Notwithstanding the preceding, discretionary decisions made during the course of the administration of the Settlement Agreement or the Amended and Restated PP A are, to the extent such decisions affect power supply costs, subject to review for reasonableness and prudence in PSCR proceedings.
(vii) MCV agrees to contribute $5 million annually to the Renewable Resources Program Fund, with such payment to be collected as set forth in the Amended and Restated PPA. The Renewable Resources Program Fund is part of the Renewable Resources Program approved by the Commission in Cases No. U-13843, U-12915, U-14031 and U-15433 and is described in Consumers Energy’s electric tariffs in Rule CIO. If the Renewable Resources Program is terminated or modified in a manner that eliminates the need for the Renewable Resources Program Fund, the Settlement Agreement provides that MCV shall contribute the $5 million to support the development of renewable resources in a manner permitted by law. In such event, all parties shall have the opportunity to propose how the $5 million should be utilized.
The Commission FINDS that:
a. Jurisdiction is pursuant to 1909 PA 300, as amended, MCL 462.2 et seq.; 1919 PA 419, as amended, MCL 460.51 et seq.; 1939 PA 3, as amended, MCL 460.1 et seq.; 1982 PA 304, as amended, MCL 460.6h et seq.; 1969 PA 306, as amended, MCL 24.201 et seq.; and the Commission’s Rules of Practice and procedure, as amended, 1999 AC, R 460.17101 et seq.

b. The Settlement Agreement, including its payment terms, is just and reasonable and in the public interest, and should be approved.
THEREFORE, IT IS ORDERED that:
A. The Settlement Agreement, attached as Exhibit A, is approved.
B. This order constitutes approval of the Amended and Restated PP A that is the subject of the Settlement Agreement for purposes of 1982 P A 304 and 1987 P A 81, and all jurisdictional costs incurred by Consumers Energy as a result of implementing the Settlement Agreement shall be fully recoverable by Consumers Energy for the term of the Amended and Restated PPA.
The Commission reserves jurisdiction and may issue further orders as necessary. Any party desiring to appeal this order must do so in the appropriate court within 30 days after issuance and notice of this order, pursuant to MCL 462.26.
MICHIGAN PUBLIC SERVICE COMMISSION
Chair
(SEAL)
Commissioner
Commissioner
By its action _____ 2008
Its Executive Secretary

ATTACHMENT C

James M. Rajewski Chief Financial Officer, Vice President and Controller

AFFIDAVIT
(Supplemental)
James M. Rajewski, being first duly sworn, states:
1.	I am the Vice President, Controller and Chief Financial Officer of the Midland Cogeneration Venture Limited Partnership (“MCV”).

2.	I have determined that Consumers Energy’s exercising its “regulatory out” right under the Power Purchase Agreement between Consumer Energy and MCV (“PPA’) will not allow MCV to remain financially viable on a long-term basis and would necessarily result in MCV providing notice of termination of the PPA prior to the deadline for providing such notice.

3.	I have reviewed the proposed settlement for MPSC Case No. U-15320, the proposed Amended and Restated PPA, which is scheduled to end March 16, 2025, and related revised documents, that have been exchanged among the parties to U-15320.

4.	I have reviewed and modeled MCV’s likely business and economic assumptions and the revised terms and conditions in the proposed settlement, the Amended and Restated PPA, and other likely facts and circumstances.

5.	I conclude the projections and conclusions used in and resulting from my review and modeling represent reasonable forecasts of probable consequences for MCV from operating under the proposed settlement and related documents.

6.	MCV has not disclosed its confidential and proprietary business and economic assumptions to the other parties in U-15320.
100 Progress Place    Midland, MI 48640    989.633.7888    Fax 989.633.7887   E-mail: jmrajewski@midcogen.com
AMERICA’S LARGEST COGENERATION PLANT

AFFIDAVIT (Supplemental)
Page Two
7.	For purpose of requesting the other parties in U-15320 to rely upon my representations to settle U-15320, I represent and warrant that I expect MCV to remain financially solvent and viable under the terms of the proposed settlement, the Amended and Restated PPA, and related documents from the present through March 16, 2025 if the parties agree to and the MPSC approves the proposed settlement and related documents based upon the circumstances described in Paragraphs 1-5 above.

/s/ James M. Rajewski James M. Rajewski
Vice President, Controller and Chief Financial Officer
Dated: May 9, 2008
Subscribed and sworn to before me on this 9th day of May 2008, Midland County, Michigan.

/s/ Jean H. Weaver
Jean H. Weaver, Notary Public
State of Michigan, County of Bay County Acting in County of Midland County My commission expires August 15, 2013

Overland Consulting	10801 MASTIN BUILDING 84, SUITE 420 OVERLAND PARK, KS 66210 913 / 599-3323 FAX 913 / 495-9909
May 9, 2008
Mr. James M. Rajewski
Midland Cogeneration Venture
100 Progress Place
Midland, MI 48640
Subject: Independent Review to Determine the Reasonableness of Statements Made by James M. Rajewski in the Affidavit Regarding the Long-Term Financial Condition of Midland Cogeneration Venture Limited Partnership (“MCV”)
Dear Mr. Rajewski:
Pursuant to our Engagement Letter dated February 20, 2008, and amended on May 7, 2008, Overland Consulting (“Overland”) has completed its review of MCV financial forecasts associated with alternative conditions generally associated with the impact of MCV’s Purchase Power Agreement (PPA) with Consumers Energy Company (“Consumers”); namely (A) the impact of Consumers election under Section 10(c) of the Power Purchase Agreement (“PPA”) to adjust its payments for capacity charges (generally referred to as “Reg-Out”), and (B) a proposed Amended and Restated Power Purchase Agreement (also referred to as the “Tolling Agreement” or “Tolling Alternative”).
The following narrative sets forth the purpose and scope of our engagement, the conditions under which the review was conducted, and our conclusions as a result of the review.
Purpose and Scope of Work. Overland Consulting was retained to independently verify the reasonableness of statements made in the Affidavit by James M. Rajewski, which includes the following language:
2.	I have determined that Consumers Energy’s exercising its “regulatory out” right under the Power Purchase Agreement between Consumer Energy and MCV (“PPA”) will not allow MCV to remain financially viable on a long-term basis and would necessarily result in MCV providing notice of termination of the PPA prior to the deadline for providing such notice.

May 9, 2008

4.	I have reviewed and modeled MCV’s likely business and economic assumptions and the revised terms and conditions in the proposed settlement, the Amended and Restated PPA, and other likely facts and circumstances.

5.	I conclude the projections and conclusions used in and resulting from my review and modeling represent reasonable forecasts of probable consequences for MCV from operating under the proposed settlement and related documents.

7.	For purposes of requesting the other parties in U-15320 to rely upon my representations to settle U-15320, I represent and warrant that I expect MCV to remain financially solvent and viable under the terms of the proposed settlement, the Amended and Restated PPA, and related documents from the present through March 16, 2025 if the parties agree to and the MPSC approves the proposed settlement and related documents based upon the circumstances described in Paragraphs 1-5 above.
Overland agreed to test the reasonableness of all key assumptions contained in the forecasts, as well as other materials directly or indirectly relied upon in developing the representations contained in the Affidavit.
Overview of the Basis for the Analysis. Subject to a Confidentiality Agreement, Overland was provided access to documents we deemed necessary to perform our analysis. A major portion of this review was conducted at the MCV offices in Midland. During this period, we had direct access to MCV personnel. We conducted a number of interviews to gain an understanding of the documents provided, and to discuss matters relevant to our review of the financial forecast.
Key documents reviewed include, but are not limited to, the following:
•	Power Purchase Agreement Between Consumers and MCV, dated July 17, 1986.

•	Steam and Electric Power Agreement Between The Dow Chemical Company (“Dow”) and MCV, dated January 27, 1987.

•	Resource Conservation Agreement, dated February 12, 2004.

•	Reduced Dispatch Agreement, dated July 7, 2004.

•	Maintenance Services and Parts Agreement Between G.E. International and MCV, dated December 31, 2002.

May 9, 2008

•	Amended and Restated Power Purchase Agreement Between Consumers and MCV (“PPA Settlement”).

•	Overall Lease Transaction documents, commencing 1990.

•	Master Agreement between the Owner Participants, the equity partners and MCV, dated December 15, 2007.

•	Bank credit facilities.

•	2005 and subsequent Impairment analyses.

•	Audited financial statements dated December 31, 2007.

•	Un-audited monthly financial statements for January through March, 2008.

•	Long-term financial forecast, model logic and supporting workpapers.

•	Detail of gas supply, transportation and storage arrangements.

•	History of unit and plant planned and forced outages.

•	Historical detail of capital expenditures, including current projects.

•	Historical detail of plant operating statistics, including but not limited to:
o	Heat rates

o	Plant availability

o	Steam production and electric generation
•	Property tax history, including resolution of appeals and final Orders.
Aside from the documents reviewed, Overland conducted a number of interviews with MCV company employees. In addition to these interviews, we had direct access to personnel to follow-up on subject matters associated with our document reviews or topics that arose during the interviews conducted. On one or more occasions, we met with the following MCV personnel:
•	Mr. James M. Rajewski. Chief Financial Officer, Vice President & Controller

•	Mr. Gary B. Pasek. Vice President, General Counsel & Secretary

•	Mr. Robert McCue. Vice President Operations, Maintenance and Engineering

•	Mr. Kevin R. Oiling. Vice President, Energy Supply & Marketing

•	Ms. Laurie M. Valasek. Vice President & Treasurer

•	Mr. Jeffrey W. Richardson. Financial Analyst
MCV was very cooperative and helpful in supporting the requirements of our review. The Company provided all documents requested, and made its personnel available when asked, without exception.
Technical Analysis. Based upon the purpose of the engagement, we focused on the reasonableness of the financial forecast under the conditions identified in the Affidavit; namely the expected financial results over the forecast period (2008 to 2025) — assuming a Consumers Reg-Out case, and alternatively, assuming a PPA Settlement case.

May 9, 2008

Historical results. In order to test the reasonableness of the forecast assumptions, we reviewed historical data for elements of the cash flow forecast for a period from at least three years, and up to the life of the plant. We performed a review of the relationship of such historical data both to the level and trend of projected revenue and expense elements.
Projected results. Forecast assumptions were tested against historical data as identified above. Near-term expectations were reviewed against current planning and known commitments. Longer-term results were tested against the reasonableness of key assumptions such as trend rates, inflation rates, gas supply and transportation prices, economic dispatch, unit overhauls, work force levels, plant availability, etc. Sources of revenue were reviewed to verify conformity with the Consumers and Dow Agreements.
The forecasted results were reviewed for compliance with the Lease Agreement and bank facilities. We also tested the level of cash flows to determine adequacy in relation to gas supply credit requirements.
In order to test the reasonableness of the projections, we constructed independent or alternative “base cases” for the Reg-Out and Settlement alternatives under review. Overall, our base cases were somewhat more conservative than the MCV forecasts — the expected cash flows were lower.
Finally, we tested the sensitivity of major variables or assumptions that could materially impact the forecast results. These variables included inflation rates, plant availability, gas supply costs, capital expenditures, and third-party sales. From this analysis, we developed alternative “worst case” forecasts.
Major Assumptions Contained in Long-Term Forecast. In performing our review, as generally described above, we constructed alternate “Base Cases” for the Reg-Out and PPA Settlement scenarios. The key assumptions contained in these forecasts, as modified by Overland, are described below.
The Overland construction of an “Alternate Base Case” focused on the establishment of inputs for key variables in the financial forecast that were somewhat more conservative than the MCV forecast assumptions. These revised inputs included the following:
•	Inflation rates: 3% for general operating costs; except salaries – 4%, and benefits and insurance – 5%.

May 9, 2008

•	Gas Supply: Assume an average 2008 NYMEX price of $9.71 per Mcf.

•	Property taxes — Assume 4.25% annual escalation.

•	Capital Expenditures — Assume an increase over MCV forecast of $1.0 million in 2010; escalate expenditures thereafter at an annual rate of 4.0%.
Aside from the development of a somewhat more conservative Base Case forecast, Overland also performed sensitivity analyses of key variables under “worst case” assumptions. These “worst case” revised conditions included the following:
•	Inflation rates: 4% for general operating costs; except salaries – 5%, and benefits and insurance – 6%.

•	Gas Supply: Increase in cost per Mcf at various increments up to $6 per Mcf over December 2007 NYMEX price.

•	3rd Party Revenues (non Dow/PPA): Assume a 50% reduction from MCV forecast.

•	Plant Availability — Consider the impact of 1% incremental reductions.
Aside from the above items, Overland reviewed all of the key elements of the MCV forecast we deemed necessary; found them to be reasonable, and without any specific basis or need to alter in the Overland alternative base and sensitivity case analyses. These components of forecasted operations included, but were not limited to:
•	Changes in work force levels.

•	Plant outages and maintenance overhauls.

•	Dispatch — Start-ups; load duration curves; heat rate assumptions; etc.
Exposure to Material Adverse Events. As a result of the Consumers notice of intent to exercise its regulatory-out rights under the PPA, the Owner Participants of the Lease Agreement, with MCV and the equity owners, have entered into mutually agreed-upon revised terms and conditions in a document referred to as the Master Agreement, dated December 15, 2007. The conditions contained in the agreement include a payment due in June 2008. The availability of funds from current sources available to MCV necessary to make this payment is presently uncertain. Should MCV fail to make the required payment in June 2008, subject to its rights to remedy by December 2008, it would represent a Material Adverse Event under the agreement. There is a high probability that tax refunds due on or before July 17, 2008 will be received by MCV, and that such funds will be adequate to make the payment required by the Master Agreement. In any event, should MCV be unable to make this required payment, the equity owners may provide the necessary funds. In addition, the Master Agreement does provide for the parties to

May 9, 2008

this agreement to consider and agree to a restructuring of the transaction to mitigate or eliminate a Material Adverse Event. However, there is no requirement or affirmative representation that the required payment, or the restructuring of the transaction, will occur at this time.
Aside from the 2008 funding requirements under the Lease, additional payments are required through 2015 that may exceed cash available from operations and liquid assets on hand in excess of working capital requirements. However, assuming that the PPA Settlement is effective, it is highly probable that such amounts, if any, can and would be debt financed on a basis consistent within utility institutional credit quality parameters.
Findings and Conclusions. Based upon our review, we believe that the MCV financial model and related forecast, subject to our modifications, provides a reliable basis to consider estimates of future financial conditions. The forecast model and results are subject to periodic review by the Owner Participants. Any changes in the MCV forecast procedures require specific review by a Financial Consultant (most recently Global Energy Decisions) of the Owner Participants, and are subject to approval under terms contained in the Lease Agreement.
Generally, the results of our alternative “base cases”, and sensitivity analysis of major assumptions contained in the financial forecast generally confirmed that the MCV financial results would not change sufficiently to materially alter its financial viability during the forecast period.
Gas Price Exposure. While the PPA Settlement eliminates any material financial risk associated with gas purchases to meet Consumers requirements, MCV is exposed to gas purchase risk under its contract with The Dow Chemical Company. While the contract provides for price escalation, MCV cannot pass through the full effect of gas price increases. Our analysis revealed that a major change in gas prices, on a sustained basis over current levels, could materially impact the cash flows from operations over the forecast period. MCV has represented that it would hedge this gas price exposure in the future, thereby mitigating any material effects on cash flow from operations. Given that MCV has managed its gas supply efficiently to date, there is no reason to assume that it will not do so in future periods regarding its supply needs required by the Dow contract.
In conducting our review, and in forming our findings and conclusions, we have made no attempt to assess the financial impact of dramatic changes in economic conditions (such as a major change in gas supply availability) or the effect of catastrophic events (such as an explosion at the plant or a default by a major customer). Other uncertainties could also materially impact the financial forecast such as major changes in energy policy or

May 9, 2008

regulation; the imposition of new taxes or changes in existing tax rates; or an extended workforce interruption.
Subject to the general uncertainties such as those addressed above that are beyond the control of MCV, we believe that the statements made in the Affidavit are reasonable. These statements are consistent with the documents we have reviewed, and remain so in light of our analysis based on a more conservative financial forecast base case and sensitivity analysis of key variables and assumptions. Regardless of the impact of the key variables and assumptions analyzed, we concur in the representation that MCV will remain financially solvent and viable under the terms of the Tolling Agreement for the forecast period subject to the types of uncertainties delineated above.
Sincerely,
Overland Consulting
Howard E. Lubow
President